                                                                  Exhibit 99.2

                                                                  Execution Copy




                         AGREEMENT AND PLAN OF MERGER

                                by and between

                      ECHOSTAR COMMUNICATIONS CORPORATION

                                      AND

                        HUGHES ELECTRONICS CORPORATION


                         Dated as of October 28, 2001

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER......................................................  5
  Section 1.1.   The Merger................................................  5
  Section 1.2.   Merger Effective Time; Closing............................  5
  Section 1.3.   Effects of the Merger.....................................  5
  Section 1.4.   Certificate of Incorporation and By-laws..................  5
  Section 1.5.   Surviving Corporation Board and Officers..................  6
  Section 1.6.   Management Transition Committee...........................  6
  Section 1.7.   Additional Actions........................................  6

ARTICLE 2  CONVERSION OF SECURITIES........................................  6
  Section 2.1.   Conversion of Capital Stock...............................  6
  Section 2.2.   Exchange of Certificates..................................  7
  Section 2.3.   No Fractional Share Certificates..........................  9
  Section 2.4.   Exchange Fund Matters.....................................  9
  Section 2.5.   Treatment of EchoStar Stock Options....................... 10

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF ECHOSTAR...................... 12
  Section 3.1.   Organization and Standing................................. 12
  Section 3.2.   Subsidiaries.............................................. 12
  Section 3.3.   Corporate Power and Authority............................. 13
  Section 3.4.   Capitalization of EchoStar................................ 13
  Section 3.5.   Conflicts, Consents and Approvals......................... 14
  Section 3.6.   EchoStar SEC Documents.................................... 15
  Section 3.7.   Financial Statements; Liabilities......................... 15
  Section 3.8.   Absence of Certain Changes................................ 16
  Section 3.9.   Compliance with Law....................................... 16
  Section 3.10.  Litigation................................................ 16
  Section 3.11.  Taxes..................................................... 17
  Section 3.12.  Environmental and Safety Matters.......................... 17
  Section 3.13.  Employee Benefit Plans.................................... 18
  Section 3.14.  Intellectual Property..................................... 19
  Section 3.15.  Contracts................................................. 20
  Section 3.16.  Brokerage and Finder's and Other Fees; Opinion of
                 Financial Advisor......................................... 20
  Section 3.17.  Board and Stockholder Approval............................ 20
  Section 3.18.  Takeover Laws............................................. 21

                              TABLE OF CONTENTS
                                 (continued)

  Section 3.19.  Restrictive Agreements....................................  21
  Section 3.20.  Permits...................................................  21

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF HUGHES.......................  22
  Section 4.1.   Organization and Standing.................................  22
  Section 4.2.   Subsidiaries..............................................  23
  Section 4.3.   Corporate Power and Authority.............................  23
  Section 4.4.   Capitalization of Hughes..................................  23
  Section 4.5.   Conflicts, Consents and Approvals.........................  24
  Section 4.6.   Hughes SEC Documents......................................  25
  Section 4.7.   Financial Statements; Liabilities.........................  25
  Section 4.8.   Absence of Certain Changes................................  26
  Section 4.9.   Compliance with Law.......................................  26
  Section 4.10.  Litigation................................................  26
  Section 4.11.  Taxes.....................................................  26
  Section 4.12.  Environmental and Safety Matters..........................  27
  Section 4.13.  Employee Benefit Plans....................................  27
  Section 4.14.  Intellectual Property.....................................  28
  Section 4.15.  Contracts.................................................  29
  Section 4.16.  Brokerage and Finder's and Other Fees; Opinions of
                 Financial Advisors........................................  29
  Section 4.17.  Board and Stockholder Approval............................  30
  Section 4.18.  Takeover Laws.............................................  30
  Section 4.19.  Restrictive Agreements....................................  30
  Section 4.20.  Permits...................................................  30
  Section 4.21.  Indian Entities...........................................  31

ARTICLE 5   COVENANTS OF THE PARTIES.......................................  31
  Section 5.1.   Mutual Covenants..........................................  31
  Section 5.2.   Covenants of EchoStar.....................................  38
  Section 5.3.   Covenants of Hughes.......................................  41

ARTICLE 6   CONDITIONS.....................................................  46
  Section 6.1.   Mutual Conditions.........................................  46
  Section 6.2.   Conditions to Obligations of Hughes.......................  49
  Section 6.3.   Conditions to Obligations of EchoStar.....................  50

ARTICLE 7   TERMINATION AND AMENDMENT......................................  51


                              TABLE OF CONTENTS
                                 (continued)

  Section 7.1.  Termination................................................  51
  Section 7.2.  Effect of Termination; Fees and Expenses upon Termination..  55
  Section 7.3.  Amendment..................................................  56
  Section 7.4.  Extension; Waiver..........................................  56

ARTICLE 8   MISCELLANEOUS..................................................  56
  Section 8.1.  No Survival of Representations and Warranties..............  56
  Section 8.2.  Notices....................................................  56
  Section 8.3.  Interpretation; Absence of Presumption.....................  57
  Section 8.4.  Knowledge..................................................  58
  Section 8.5.  Counterparts...............................................  58
  Section 8.6.  Entire Agreement; Severability.............................  58
  Section 8.7.  Third Party Beneficiaries..................................  58
  Section 8.8.  Governing Law..............................................  59
  Section 8.9.  Jurisdiction...............................................  59
  Section 8.10. Specific Performance.......................................  59
  Section 8.11. Assignment.................................................  59

                            INDEX OF DEFINED TERMS


Action....................................................................  17
Affiliate List............................................................  37
Agreement.................................................................   1
Antitrust Law.............................................................  32
Applicable Law............................................................  16
Articles of Merger........................................................   5
Assumed PanAmSat Minority Share Consideration.............................  47
Certificate of Merger.....................................................   5
Certificates..............................................................   7
Class A Exchange Ratio....................................................   7
Closing...................................................................   5
Closing Date..............................................................   5
Code......................................................................   4
Combined Companies Material Adverse Effect................................  46
Competing Transaction.....................................................  35
Confidentiality Agreement.................................................  34
Consent Solicitation Failure..............................................  52
Delaware Certificate of Merger............................................   5
Delaware Secretary of State...............................................   5
DGCL......................................................................   5
EchoStar..................................................................   1
EchoStar 10-K.............................................................  12
EchoStar 10-Q.............................................................  12
EchoStar Class A Common Stock.............................................   7
EchoStar Class B Common Stock.............................................   7
EchoStar Class C Common Stock.............................................  14
EchoStar Controlling Stockholder..........................................   3
EchoStar Disclosure Schedule..............................................  12
EchoStar ERISA Affiliate..................................................  18
EchoStar FCC Licenses.....................................................  21
EchoStar Indemnified Parties..............................................  44
EchoStar Indentures.......................................................  40
EchoStar Intellectual Property............................................  19
EchoStar Material Adverse Effect..........................................  12
EchoStar Notes............................................................  40
EchoStar Permit Entities..................................................  21
EchoStar Permits..........................................................  21
EchoStar Plans............................................................  18
EchoStar SEC Documents....................................................  12
EchoStar Series A Preferred Stock.........................................  14
EchoStar Series B Preferred Stock.........................................  14
EchoStar Series C Preferred Stock.........................................  14
EchoStar Shares...........................................................   7
EchoStar Stockholder Consent..............................................   3
EchoStar Transaction Agreements...........................................  13
Employee Matters Agreement................................................   3
Environmental and Safety Requirements.....................................  17
ERISA.....................................................................  18

                            INDEX OF DEFINED TERMS
                                  (continued)

Exchange Act..............................................................  11
Exchange Agent............................................................   7
Exchange Debt.............................................................   2
Exchange Fund.............................................................   7
Exchange Shares...........................................................   1
FCC.......................................................................  21
FCC Consent Application...................................................  32
FCC Regulation............................................................  33
GM $1-2/3 Common Stock....................................................   2
GM Certificate of Incorporation...........................................   1
GM Debt/Equity Exchange...................................................   2
GM Series H Preference Stock..............................................   2
GM Transactions...........................................................   2
GM/Hughes Intellectual Property Agreement.................................   4
GM/Hughes Separation Agreement............................................   3
Governmental Authority....................................................   7
HCG.......................................................................   1
HCI.......................................................................   1
HCSS......................................................................   1
HSR Act...................................................................  15
HSSL......................................................................  31
HTIL......................................................................  31
Hughes....................................................................   1
Hughes 10-K...............................................................  22
Hughes 10-Q...............................................................  22
Hughes Amended and Restated By-laws.......................................   6
Hughes Amended and Restated Certificate of Incorporation..................   6
Hughes Class A Common Stock...............................................   7
Hughes Class B Common Stock...............................................   7
Hughes Class C Common Stock...............................................   1
Hughes Common Stock.......................................................   7
Hughes Disclosure Schedule................................................  23
Hughes ERISA Affiliate....................................................  28
Hughes Exchange Option....................................................  11
Hughes FCC Licenses.......................................................  30
Hughes Intellectual Property..............................................  28
Hughes Material Adverse Effect............................................  22
Hughes Permit Entities....................................................  30
Hughes Permits............................................................  30
Hughes Plans..............................................................  27
Hughes Preference Stock...................................................   2
Hughes Recapitalization...................................................   1
Hughes SEC Documents......................................................  22
Hughes Transaction Agreements.............................................  23
Implementation Agreement..................................................   4
Intellectual Property.....................................................  19
Interim EchoStar Stock....................................................  48
Merger....................................................................   1
Merger Commitment Letter..................................................   2

                            INDEX OF DEFINED TERMS
                                  (continued)

Merger Effective Time.....................................................   5
Merger Financing..........................................................   2
Merger Financing Agreement................................................   3
Minimum Amount............................................................  48
Nasdaq....................................................................  12
Nevada Secretary of State.................................................   5
Notice of Non-Recommendation..............................................  53
NRS.......................................................................   5
NYSE......................................................................   9
Option....................................................................  10
Outside Date..............................................................  51
PanAmSat..................................................................   1
PanAmSat Financing Agreement..............................................   3
PanAmSat Purchase Financing...............................................   3
PanAmSat Stock Purchase Agreement.........................................   1
PanAmSat Stock Sale.......................................................   1
Permits...................................................................  21
Permitted Equity Issuances................................................  38
Person....................................................................   7
Plan......................................................................  40
Release...................................................................  18
Representatives...........................................................  35
SEC.......................................................................  11
Securities Act............................................................  14
Series A Preferred Stock..................................................  23
Settlement................................................................  33
Significant Subsidiary....................................................  13
Spin-Off..................................................................   2
Subsidiary................................................................  13
Surviving Corporation.....................................................   5
tax.......................................................................  17
Tax Certificates..........................................................  34
Tax Opinions..............................................................  34
Termination Fee...........................................................  55

                                   EXHIBITS

Exhibit A -- Terms of Amended and Restated Certificate of Incorporation and
             Amended and Restated Bylaws of Hughes
Exhibit B -- Form of EchoStar Tax Opinion
Exhibit C -- Form of Hughes Tax Opinion
Exhibit D -- Form of EchoStar Tax Letter
Exhibit E -- Form of Hughes Tax Letter
Exhibit F -- Form of EchoStar Controlling Stockholder Tax Letter
Exhibit G -- Form of Affiliate Agreement
Exhibit H -- Directors, Officers and Committees of Hughes
Exhibit I -- Employee Matters Agreement

                                   SCHEDULES
                                   ---------

EchoStar Disclosure Schedule
-----------------------------

Section 3.2     Subsidiaries
Section 3.4     Capitalization of EchoStar
Section 3.5     Conflicts, Consents and Approvals
Section 3.7     Financial Statements; Liabilities
Section 3.8     Absence of Certain Changes
Section 3.9     Compliance with Law
Section 3.10    Litigation
Section 3.12    Environmental and Safety Matters
Section 3.13    Employee Benefit Plans
Section 3.14    Intellectual Property
Section 3.15    Contracts
Section 3.19    Restrictive Agreements
Section 3.20    Permits
Section 5.2(a)  Covenants of EchoStar (Conduct of EchoStar's Operations)
Section 5.2(e)  EchoStar Notes
Section 5.3(g)  Supplemental Indentures and Registration Rights Regarding
                Certain EchoStar Notes

Hughes Disclosure Schedule
---------------------------

Section 4.2     Subsidiaries
Section 4.4(c)  Outstanding Subscriptions, Options, etc.
Section 4.5     Conflicts, Consents and Approvals
Section 4.7     Financial Statements; Liabilities
Section 4.8     Absence of Certain Changes
Section 4.9     Compliance with Law
Section 4.10    Litigation
Section 4.12    Environmental and Safety Matters
Section 4.13    Employee Benefit Plans
Section 4.14    Intellectual Property
Section 4.15    Contracts
Section 4.19    Restrictive Agreements
Section 4.20    Permits
Section 5.3(a)  Covenants of Hughes (Conduct of Hughes' Operations)

                         AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 28, 2001, by and between EchoStar Communications Corporation, a Nevada corporation ("EchoStar"), and Hughes Electronics Corporation, a Delaware corporation ("Hughes").

          WHEREAS, Hughes and EchoStar desire to combine the business of EchoStar with the Hughes Business (as defined in the Implementation Agreement (as defined below)), following the separation of Hughes from GM, pursuant to a merger of EchoStar with and into Hughes, with Hughes as the surviving corporation (the "Merger"), as more fully provided herein; and

          WHEREAS, it is a condition to the Merger that, at the time of the consummation of the Merger, the Hughes Recapitalization (as defined below) and the Spin-Off (as defined below) be completed and that Hughes be an independent, publicly owned company comprising the Hughes Business, separate from and no longer wholly owned by GM; and

          WHEREAS, subject to the terms and conditions set forth in the Stock Purchase Agreement (the "PanAmSat Stock Purchase Agreement"), entered into by and among Hughes, Hughes Communications Galaxy, Inc., a California corporation and an indirect wholly owned subsidiary of Hughes ("HCG"), Hughes Communications Satellite Services, Inc., a California corporation and an indirect wholly owned subsidiary of Hughes ("HCSS"), and Hughes Communications, Inc. a California corporation and an indirect wholly owned subsidiary of Hughes ("HCI"), concurrently with the execution and delivery of this Agreement, in the form attached to the Implementation Agreement as Exhibit A, HCI, HCG and HCSS have agreed to sell to EchoStar, and EchoStar has agreed to purchase from HCI, HCG and HCSS (such transaction, the "PanAmSat Stock Sale"), all of the shares of capital stock of PanAmSat Corporation, a Delaware corporation ("PanAmSat"), owned by HCI, HCG and HCSS, in accordance with the terms and conditions set forth in the PanAmSat Stock Purchase Agreement; and

          WHEREAS, immediately prior to the Spin-Off, Hughes shall distribute to GM, in respect of GM's ownership interest in Hughes, the Cash Dividend (as defined in the GM/Hughes Separation Agreement (as defined below)) and, if and to the extent of any shortfall in funds available to Hughes to pay in full the Cash Dividend, the Demand Note (as defined in the GM/Hughes Separation Agreement), and in connection with such dividend the denominator (the "Denominator") of the fraction described in Article Fourth, Division I, Section (a)(4) of the Amended and Restated Certificate of Incorporation of GM, as amended (the "GM Certificate of Incorporation"), will be reduced as contemplated by the GM/Hughes Separation Agreement (the "Hughes Recapitalization"); and

          WHEREAS, at any time after the date of this Agreement and prior to the date that is six (6) months after the Spin-Off Effective Time (as defined in the Implementation Agreement), GM may, pursuant to one or more transactions, issue shares of GM Class H Common Stock or distribute shares of Class C common stock of Hughes, par value $0.01 per share (the "Hughes Class C Common Stock") (any such shares of GM Class H Common Stock or Hughes Class C Common Stock distributed by GM, the "Exchange Shares"), up to an aggregate of one hundred million (100,000,000) Exchange Shares (subject to reduction pursuant to the provisions of the GM/Hughes Separation Agreement) and subject to increase by up to an additional fifty million (50,000,000) Exchange Shares (but in no event shall such increase exceed

One Billion Dollars ($1,000,000,000.00) in accordance with Section 5.1(h) of the Implementation Agreement to holders of certain outstanding debt obligations of GM ("Exchange Debt") in exchange for such Exchange Debt (any such exchange, a "GM Debt/Equity Exchange"); and

          WHEREAS, immediately following the Hughes Recapitalization, (i) GM, pursuant to provisions to be implemented by means of an amendment of the GM Certificate of Incorporation, shall distribute to the holders of record of GM Class H Common Stock shares of Hughes Class C Common Stock in exchange for all of the outstanding shares of GM Class H Common Stock in accordance with the GM Certificate of Incorporation, as amended in connection with the Hughes Recapitalization, and the GM Class H Common Stock will be redeemed and canceled,
(ii) in connection therewith, GM shall distribute to holders of record, if any, of GM's Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share (the "GM Series H Preference Stock"), shares of Preference Stock, par value $0.10 per share, of Hughes (the "Hughes Preference Stock"), in exchange for all of the outstanding shares of GM Series H Preference Stock in accordance with the Certificate of Designations relating to the GM Series H Preference Stock and the GM Series H Preference Stock will be canceled, and
(iii) GM shall, subject to Section 5.2(h) of the Implementation Agreement, either retain, or, immediately following the redemption of shares of GM Class H Common Stock in exchange for shares of Hughes Class C Common Stock as described in clause (i) above, distribute by means of a dividend to the holders of record of GM's Common Stock, par value $1-2/3 per share (the "GM $1-2/3 Common Stock"), in respect of all outstanding shares of GM $1-2/3 Common Stock, the remaining shares of Hughes Class C Common Stock held by GM and not previously distributed to the holders of record of GM Class H Common Stock, in each case as provided in the Implementation Agreement (the transactions described in clauses (i) through (iii) above are referred to herein collectively as the "Spin-Off"); and

          WHEREAS, consummation of the Hughes Recapitalization and the Spin-Off is conditioned on, among other things, the approval by the holders of a majority of the outstanding shares of GM $1-2/3 Common Stock and GM Class H Common Stock, each voting as a separate class and both voting together as a single class based on their respective per share voting power, of the Implementation Agreement, the GM/Hughes Separation Agreement and the transactions contemplated thereby, including the GM Charter Amendment (as defined in the Implementation Agreement), the Hughes Recapitalization and the Spin-Off (collectively, the "GM Transactions"); and

          WHEREAS, a certain lender has delivered a commitment letter to Hughes and EchoStar pursuant to which it has committed to lend to Hughes (prior to the Merger Effective Time) and the Surviving Corporation (as defined below) (immediately after the Merger Effective Time) up to Five Billion Five Hundred Twenty Five Million Dollars ($5,525,000,000.00) for the purpose of financing the Recapitalization Amount (as defined in the GM/Hughes Separation Agreement), refinancing certain outstanding indebtedness in connection with the consummation of the Merger and financing the combined business of Hughes and EchoStar following the Merger (the "Merger Financing") on the terms set forth in the commitment letter attached to the Implementation Agreement as Exhibit B, or on the terms set forth in any similar commitment or financing letter or other agreement replacing, and having substantially the same effect as, the commitment letter attached to the Implementation Agreement and reasonably acceptable to Hughes (in either case, the "Merger Commitment Letter"); and

          WHEREAS, GM, Hughes, EchoStar and The Samburu Warrior Revocable Trust, a trust to which Charles W. Ergen is the sole trustee (the "EchoStar Controlling Stockholder") are concurrently entering into that certain Supplemental Agreement & Guaranty (the "Supplemental Agreement"), in the form attached to the Implementation Agreement as Exhibit C, relating to the commitment of EchoStar to use its best efforts to assist Deutsche Bank, A.G., New York, in obtaining commitments from nationally recognized banking institutions to provide for an additional amount of financing such that the aggregate amount of financing to be obtained pursuant to the Merger Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated by the provisions of the Merger Commitment Letter) shall be in the amount of at least Five Billion Five Hundred Twenty Five Million Dollars ($5,525,000,000.00), and, in connection therewith, the EchoStar Controlling Stockholder has pledged certain shares of EchoStar stock to GM pursuant to that certain Pledge Agreement (the "Pledge Agreement"), executed by the EchoStar Controlling Stockholder and GM concurrently with the Supplemental Agreement, in the form attached to the Implementation Agreement as Exhibit D; and

          WHEREAS, the Merger Financing will be consummated (i) in accordance with one or more credit agreements (collectively, the "Merger Financing Agreement") to be entered into by and among Hughes, EchoStar and the lender parties thereto as soon as reasonably practicable following the date hereof based on the terms set forth in the Merger Commitment Letter and/or (ii) with the proceeds from one or more private placements or public offerings of debt or equity securities of EchoStar; and

          WHEREAS, pursuant to the Merger Commitment Letter, a certain lender has committed to lend to EchoStar, up to One Billion Nine Hundred Million Dollars ($1,900,000,000.00) for the purpose of consummating the PanAmSat Stock Sale (the "PanAmSat Purchase Financing"), and

          WHEREAS, the PanAmSat Purchase Financing will be consummated (i) in accordance with a credit agreement (the "PanAmSat Financing Agreement") to be entered into by and among EchoStar and the lender parties thereto as soon as reasonably practicable following the date hereof based on the terms set forth in the Merger Commitment Letter and/or (ii) with the proceeds from one or more private placements or public offerings of debt or equity securities of EchoStar; and

          WHEREAS, the EchoStar Controlling Stockholder, acting by written consent immediately after the execution of this Agreement, shall have executed and delivered to EchoStar a written consent as the controlling stockholder of EchoStar (the "EchoStar Stockholder Consent"), in the form attached to the Implementation Agreement as Exhibit E, adopting and approving this Agreement, and, as a result of the EchoStar Stockholder Consent, no further approval of this Agreement by the EchoStar Board of Directors or EchoStar stockholders will be required in order to consummate the Merger; and

          WHEREAS, the Hughes Recapitalization will occur pursuant to the Separation Agreement (the "GM/Hughes Separation Agreement") entered into by and between GM and Hughes concurrently with the execution and delivery of this Agreement, in the form attached to the Implementation Agreement as Exhibit F, and certain other matters relating to the separation of Hughes from GM will be implemented pursuant to certain other agreements contemplated therein, including
(i) the GM/Hughes Tax Agreements previously entered into by and among GM, Hughes and certain other parties thereto, or to be entered into by and between GM and Hughes concurrently with the execution and delivery of this Agreement, as applicable, (ii) the Employee Matters Agreement (the "Employee Matters Agreement") entered into by and between

EchoStar and Hughes concurrently with the execution and delivery of this Agreement, in the form attached as Exhibit J of this Agreement, and (iii) the Intellectual Property Agreement (the "GM/Hughes Intellectual Property Agreement") entered into by and between GM and Hughes concurrently with the execution and delivery of this Agreement, in the form attached as Exhibit B to the GM/Hughes Separation Agreement; and

          WHEREAS, GM, Hughes and EchoStar have entered into an Implementation Agreement, dated as of the date hereof (the "Implementation Agreement"), setting forth, among other things, the rights and obligations of GM with respect to the consummation of the GM Transactions; and

          WHEREAS, the Spin-Off will occur pursuant to the terms and conditions of the Implementation Agreement; and

          WHEREAS, the parties intend the Spin-Off to qualify as a distribution of Hughes stock to GM stockholders with respect to which no gain or loss will be recognized pursuant to Section 355 and related provisions of the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder (the "Code"), by GM, Hughes and their respective stockholders; and

          WHEREAS, the parties intend the Merger to qualify as a reorganization described in Section 368(a) of the Code; and

          WHEREAS, (i) the respective Boards of Directors of GM, Hughes and EchoStar have determined that the Merger is advisable, desirable and in the best interests of their respective stockholders, (ii) the respective Boards of Directors of Hughes and EchoStar have approved this Agreement and the other agreements referred to herein to which each is a party, as applicable, (iii) the respective Boards of Directors of GM, Hughes and EchoStar have approved the Implementation Agreement, the PanAmSat Stock Purchase Agreement and the other agreements referred to herein to which each is a party, as applicable, (iv) the respective Boards of Directors of GM and Hughes have approved the GM/Hughes Separation Agreement and the other agreements referred to therein to which each is a party, (v) the Board of Directors of GM has approved the GM Transactions, including the GM Charter Amendment, and has determined, subject to its fiduciary duties under Applicable Law (as defined below), to recommend that its stockholders approve and adopt the GM Transactions as contemplated herein, (vi) the Board of Directors of Hughes has recommended that its sole stockholder approve and adopt this Agreement and GM, in its capacity as the sole stockholder of Hughes shall have, at a meeting to be held immediately after the execution of this Agreement, adopted and approved this Agreement, (vii) the Board of Directors of EchoStar has recommended that its stockholders approve and adopt this Agreement and the EchoStar Controlling Stockholder, in his capacity as controlling stockholder of EchoStar, shall have, acting by written consent, immediately after the execution of this Agreement, adopted and approved this Agreement and (viii) the Board of Directors of Hughes has approved the Hughes Charter Amendments (as defined in the Implementation Agreement) and GM shall, in its capacity as the sole stockholder of Hughes, at a meeting to be held immediately after the execution of this Agreement, adopt and approve the amendment of the Hughes Certificate of Incorporation constituting a part of the Hughes Charter Amendments.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

          Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL") and the Nevada Revised Statutes (as amended from time to time, the "NRS"), EchoStar shall merge with and into Hughes as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6. Following the Merger, the separate corporate existence of EchoStar shall cease, and Hughes shall continue its existence under the laws of the State of Delaware. Hughes, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          Section 1.2. Merger Effective Time; Closing. The Merger shall be consummated by filing with (a) the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Delaware Certificate of Merger") in such form as is required by and executed in accordance with the DGCL, and (b) the Secretary of State of the State of Nevada (the "Nevada Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the NRS. The Certificate of Merger and the Articles of Merger shall be referred to herein as the "Certificate of Merger." The Merger shall become effective when the Delaware Certificate of Merger has been filed with the Delaware Secretary of State and the Articles of Merger have been filed with the Nevada Secretary of State, or at such later time as shall be specified in each Certificate of Merger (the "Merger Effective Time"). Prior to the filings referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, or such other place as the parties hereto may agree, on a date to be mutually agreed to by the parties hereto, which shall in any event be no later than the later to occur of (A) the earlier to occur of sixteen (16) Business Days (as defined in the Implementation Agreement) after (x) the date on which the condition set forth in Section 6.1(b) shall have been satisfied and (y) the date on which the Department of Justice or the Federal Trade Commission (as the case may be) and the parties shall have executed a consent decree or other settlement permitting the consummation of the Merger, provided that EchoStar shall have the right to reduce the time period from sixteen (16) to as little as five (5) Business Days in the case of (x) and
(y) upon prior written notification to Hughes and (B) if the time periods in
Section 1.2(A)(x) or (y) have expired, but all of the other conditions set forth in Article VI have not been fulfilled or waived, one (1) business day after the day on which the last to be fulfilled or waived of the conditions set forth in
Article 6 hereof shall have been fulfilled or waived (other than any of such conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) (the "Closing Date").

          Section 1.3. Effects of the Merger. From and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, the DGCL and the NRS.

          Section 1.4. Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that, at the Merger Effective Time (a) the Certificate of Incorporation of Hughes shall be amended and restated to provide that the name of the Surviving Corporation shall be EchoStar Communications Corporation and to embody the terms set forth on Exhibit A hereto, with such changes as shall be mutually agreed between the parties prior to the Mailing Date (as so amended, the "Hughes Amended and Restated Certificate of Incorporation") and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and the DGCL and (b) the Amended and Restated By-laws of Hughes shall be amended and restated to embody the relevant terms set forth on Exhibit A hereto, with such changes as shall be mutually agreed between the parties prior to the Mailing Date (as so amended, the "Hughes Amended and Restated By-laws") and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and the DGCL.

          Section 1.5. Surviving Corporation Board and Officers. From and after the Merger Effective Time the directors and certain officers of the Surviving Corporation shall be determined as provided in Section 5.3(c) of this Agreement until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law.

          Section 1.6. Management Transition Committee. The parties agree promptly to establish a Management Transition Committee comprised of the Chief Executive Officer of EchoStar, one other EchoStar senior executive, the Chief Executive Officer of Hughes and one other Hughes senior executive (and with such other members as may be appointed by the unanimous approval of such four (4) members) to assure a smooth and fair transition of the two companies' managements to a combined management team. This committee will, among other functions, make recommendations regarding the post-Merger Effective Time officers and other key management team members of the Surviving Corporation, and the respective responsibilities of such persons, with the objective of choosing the best person for each position while also achieving a fair balance of personnel selected from EchoStar and Hughes. This committee will continue for at least one year after the Merger Effective Time to make recommendations to the Board of Directors of the Surviving Corporation on such matters and such other matters as the Board of Directors of the Surviving Corporation may request; provided that the Board of Directors of the Surviving Corporation at and after the Merger Effective Time shall have the ultimate decision-making authority with respect to all matters referred to or discussed by the Management Transition Committee.

          Section 1.7. Additional Actions. If, at any time after the Merger Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of EchoStar, (b) comply with any filing, recording or other requirement of any Applicable Law in connection with the Merger or (c) otherwise carry out the provisions of this Agreement, the directors and officers of the Surviving Corporation are authorized in the name of EchoStar or Hughes, as the case may be, or otherwise to take any and all such action.

                                   ARTICLE 2

                           CONVERSION OF SECURITIES

          Section 2.1. Conversion of Capital Stock. At and as of the Merger Effective Time, by virtue of the Merger and without any action on the part of Hughes, EchoStar, any holder of Class A common stock, par value $0.01 per share of EchoStar (the "EchoStar Class A

Common Stock"), any holder of Class B common stock, par value $0.01 per share, of EchoStar (the "EchoStar Class B Common Stock" and, together with the EchoStar Class A Common Stock, the "EchoStar Shares"), any holder of Hughes Class A Common Stock, or any foreign, federal, state or local governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority") or any other individual, corporation, limited liability company, partnership, trust or unincorporated organization (each, a "Person"):

          (a) subject to Section 2.3 below, each share of EchoStar Class A Common Stock that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and represent 1/.73 shares of Class A common stock, par value $0.01 per share (the "Class A Exchange Ratio"), of Hughes (the "Hughes Class A Common Stock");

          (b) subject to Section 2.3 below, each share of EchoStar Class B Common Stock that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and represent 1/.73 shares of Class B common stock, par value $0.01 per share (the "Class B Exchange Ratio" and together with the Class A Exchange Ratio, the "Exchange Ratios"), of Hughes (the "Hughes Class B Common Stock" and, together with the Hughes Class A Common Stock and the Hughes Class C Common Stock, the "Hughes Common Stock");

          (c) each share of Hughes Class C Common Stock that is issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding;

          (d) each other share of Hughes capital stock, including the Hughes Preference Stock if any, that is issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding; and

          (e) each share of capital stock of EchoStar held in the treasury of EchoStar shall be cancelled and retired and no payment shall be made in respect thereof.

          Section 2.2.  Exchange of Certificates.

          (a) Exchange Agent. Following the Merger Effective Time, Hughes shall deposit with the exchange agent designated by Hughes with EchoStar's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), as required for exchange in accordance with this Section 2.2, certificates (in a form to be determined in EchoStar's sole discretion) representing (or other evidence of ownership of) shares of Hughes Class A Common Stock and Hughes Class B Common Stock issuable pursuant to Section 2.1(a) and (b) in exchange for shares of EchoStar Class A Common Stock and EchoStar Class B Common Stock, respectively, outstanding immediately prior to the Merger Effective Time upon due surrender of the Certificates (as defined below) (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article 2 (such shares of Hughes Common Stock, together with any cash deposited with the Exchange Agent, being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as practicable after the Merger Effective Time, the Exchange Agent, pursuant to the terms of an exchange agent agreement on terms and conditions acceptable to EchoStar and Hughes, shall mail to each holder of record of a certificate or certificates (or other evidence of ownership) (the "Certificates") which immediately prior to the Merger Effective Time represented outstanding shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock whose shares were converted into shares of Hughes Class A Common Stock or Hughes Class B Common Stock pursuant to Section 2.1(a) or (b) above: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Hughes may specify and which are reasonably acceptable to EchoStar), and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing (or other evidence of ownership of) shares of Hughes Class A Common Stock or Hughes Class B Common Stock, as applicable, and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing (or other evidence of ownership of) that number of shares of Hughes Class A Common Stock or Hughes Class B Common Stock, as applicable, which such holder has the right to receive pursuant to Section 2.1(a) or (b) above and (y) a check representing the amount of unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article 2, and the amount of cash payable to such holder in lieu of fractional shares pursuant to Section 2.3, in each case after giving effect to any required withholding tax pursuant to Section 2.4(c) below, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on cash in lieu of fractional shares, unpaid dividends and distributions, if any, payable to holders of EchoStar Shares. In the event of a transfer of ownership of EchoStar Shares which is not registered on the transfer records of EchoStar, a certificate representing (or other evidence of ownership of) the proper number of shares of Hughes Class A Common Stock or Hughes Class B Common Stock, as applicable, together with a check for the cash to be paid in lieu of unpaid dividends and distributions, if any, and in lieu of fractional shares, in each case without interest, may be issued to such transferee if the Certificate formerly representing such EchoStar Shares held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Merger Effective Time to represent that number of whole shares of Hughes Class A Common Stock or Hughes Class B Common Stock into which the shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock formerly represented by such Certificates shall have been converted in the Merger, together with the right to receive any unpaid dividends and distributions and cash in lieu of fractional shares. At the option of Hughes, shares of Hughes Class A Common Stock and Hughes Class B Common Stock to be issued in the Merger need not be certificated, but may be evidenced on the books and records of Hughes or its transfer agent, but Hughes' stockholders will be given the opportunity to receive certificates upon request in accordance with Applicable Law.

          (c) Distributions With Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Merger Effective Time with respect to shares of Hughes Class A Common Stock or Hughes Class B Common Stock having a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing (or other evidence of ownership of) shares of Hughes Class A Common Stock or Hughes Class B Common Stock, as applicable, issued in exchange therefor, without interest, (i) promptly following such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such shares of Hughes Common Stock and not paid, less the amount of any withholding taxes which may be required thereon pursuant to

Section 2.4(c) below, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Hughes Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in EchoStar Shares. All shares of Hughes Class A Common Stock and Hughes Class B Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article 2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock represented thereby, and from and after the Merger Effective Time there shall be no further registration of transfers of shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock on the stock transfer books of EchoStar. If, after the Merger Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          (e) Fees and Expenses of Exchange Agent. The Surviving Corporation shall pay all fees and expenses of the Exchange Agent.

          Section 2.3. No Fractional Share Certificates. No fractional shares of Hughes Class A Common Stock or Hughes Class B Common Stock shall be issued in the Merger, no dividend or distribution with respect to Hughes Class A Common Stock or Class B Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interest shall not entitle the owner thereof to any rights as a stockholder of Hughes. In lieu thereof, the Surviving Corporation shall pay to the Exchange Agent promptly after the Merger Effective Time cash sufficient as to allow the Exchange Agent to pay each owner of such fractional share interest an amount in cash equal to the fraction of a share of Hughes Class A Common Stock or Hughes Class B Common Stock, as applicable, to which such owner would have been otherwise entitled multiplied by the closing price of a share of Hughes Class A Common Stock, as reported on the New York Stock Exchange, Inc. ("NYSE") composite transactions reporting system as reported in the New York City edition of the Wall Street Journal, or if not reported therein, another authoritative source, for the trading day immediately following the day on which the Merger Effective Time occurs, without interest and net of any required withholding, subject to and in accordance with the terms of this Agreement. For purposes of determining whether a Person holds a fractional share of Hughes Class A Common Stock or Hughes Class B Common Stock, all shares of Hughes Class A Common Stock that a holder of shares of EchoStar Class A Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and all shares of Hughes Class B Common Stock that a holder of shares of EchoStar Class B Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated.

          Section 2.4.  Exchange Fund Matters.

          (a) No Liability. None of the parties hereto, the Exchange Agent or the Surviving Corporation shall be liable to any Person in respect of any shares of Hughes Class A Common Stock or Hughes Class B Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Merger Effective Time (or immediately prior to such earlier date on which any cash, any dividends or distributions with respect to whole shares of Hughes Class A Common Stock or Hughes Class B Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Hughes, free and clear of all claims or interest of any Person previously entitled thereto.

          (b) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Exchange Fund pursuant to Section 2.4(d).

          (c) Withholding Rights. The Exchange Agent, on behalf of the Surviving Corporation, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of EchoStar Class A Common Stock or EchoStar Class B Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of EchoStar Class A Common Stock or EchoStar Class B Common Stock in respect of which such deduction and withholding was made.

          (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Hughes Class A Common Stock or Hughes Class B Common Stock, as the case may be, and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Article 2 upon due surrender of and deliverable in respect of the EchoStar Shares represented by such Certificate pursuant to this Agreement.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six months after the Merger Effective Time shall be delivered to the Surviving Corporation, and any holders of fractional interests in Hughes Class A Common Stock or Hughes Class B Common Stock or any holders of EchoStar Class A Common Stock or EchoStar Class B Common Stock representing Hughes Class A Common Stock or Hughes Class B Common Stock who have not theretofore complied with the provisions of this Article 2 shall thereafter look only to the Surviving Corporation, as a general creditor thereof, for satisfaction of their claims for Hughes Class A Common Stock or Hughes Class B Common Stock, respectively, dividends and other distributions, if any, and any cash in lieu of fractional shares thereof, as the case may be.

          Section 2.5. Treatment of EchoStar Stock Options.

          (a) Prior to the Merger Effective Time, Hughes and EchoStar shall take all such actions as may be necessary to cause each unexpired and unexercised option, whether or not vested or exercisable, under stock option plans of EchoStar with respect to EchoStar Class A Common Stock and EchoStar Class B Common Stock, if any (each, an "Option"), to be automatically converted at the Merger Effective Time into an option (a "Hughes Exchange Option") to purchase, on the same terms and conditions as were applicable to each such Option immediately before the Merger Effective Time (except for any changes in vesting rights or permitted time of exercise pursuant to the terms of the stock option plans and stock option agreements in existence on the date of this Agreement which result from the occurrence of the Merger), the number of shares of Hughes Class A Common Stock or Hughes Class B Common Stock equal to (x) the number of shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock, if any, as the case may be, subject to such Option multiplied by (y) the Exchange Ratio (rounded up to the nearest whole number) (that is, for each unexpired Option granted to an employee, the number of shares under the Hughes Exchange Option will be equal to the number of shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock, if any, underlying such Option multiplied by the number of shares of Hughes Class A Common Stock or Hughes Class B Common Stock referenced in Section 2.1(a)), at a price per share (rounded down to the nearest cent) equal to (A) the exercise price for the EchoStar Class A Common Stock or EchoStar Class B Common Stock, if any, purchasable pursuant to such Option immediately prior to the Merger Effective Time divided by (y) the Exchange Ratio (that is, for each Option converted under this Section 2.5(a), the exercise price per share of the Hughes Exchange Option will equal the exercise price per share of the Option divided by the number of shares of Hughes Class A Common Stock or Hughes Class B Common Stock, as the case may be, referenced in Section 2.1(a)); provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. In connection with the issuance of Hughes Exchange Options, Hughes shall
(i) reserve for issuance the number of shares of Hughes Class A Common Stock and Hughes Class B Common Stock that will become subject to Hughes Exchange Options pursuant to this Section 2.5 and (ii) from and after the Merger Effective Time, upon exercise of Hughes Exchange Options, make available for issuance all shares of Hughes Class A Common Stock and Hughes Class B Common Stock covered thereby, subject to the terms and conditions applicable thereto.

          (b) If and to the extent required by the terms of any applicable stock option plans or pursuant to the terms of any applicable Options or restricted stock units, EchoStar shall use commercially reasonable efforts to obtain the consent of each holder of outstanding Options or restricted stock units to the treatment of such Options and restricted stock units in accordance with this
Section 2.5.

          (c) Prior to the Merger Effective Time, the Board of Directors of Hughes, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the U.S. Securities and Exchange Commission (the "SEC"), so that the disposition of the Options and the acquisition of any shares of Hughes Class A Common Stock and Hughes Class B Common Stock, any Hughes Exchange Options or any other equity securities or derivative securities of Hughes pursuant to this Agreement by each officer or director of EchoStar who may become subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), with respect to Hughes, shall be exempt for purposes of Section 16 of the Exchange Act.

          (d) Within thirty (30) days after the Merger Effective Time, Hughes shall file a registration statement or registration statements on Form S-8 or another appropriate form with respect to the shares of Hughes Common Stock subject to the Hughes Exchange Options, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement(s) and maintain the current status of the prospectus(es) contained therein for so long as such Hughes Exchange Options remain outstanding. Hughes shall use commercially reasonable efforts to cause the shares of Hughes Class A Common Stock subject to such Hughes Exchange Options to be approved for listing on the NYSE or approved for quotation on the Nasdaq Stock Market ("Nasdaq") within thirty (30) days after the Merger Effective Time.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                                    ECHOSTAR

          In order to induce Hughes to enter into this Agreement, EchoStar hereby represents and warrants to Hughes as follows, except as specifically described in EchoStar's annual report on Form 10-K for the fiscal year ended December 31, 2000 (the "EchoStar 10-K"), EchoStar's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001 (the "EchoStar 10-Q") and all other reports, filings, registration statements and other documents (collectively with the EchoStar 10-K and EchoStar 10-Q, the "EchoStar SEC Documents") filed with the SEC after September 30, 2001 and prior to the date hereof (as such documents have been amended since the time of their filing and prior to the date hereof), all of which are of public record.

          Section 3.1. Organization and Standing. Each of EchoStar and EchoStar's Significant Subsidiaries (as defined below) is a corporation validly existing and is in good standing under the laws of the State of Nevada, with respect to EchoStar, and (to the extent such concepts or equivalent concepts are recognized in such jurisdictions) under the laws of its state or other jurisdiction of incorporation, with respect to EchoStar's Significant Subsidiaries, in each case with all corporate power to carry on its business as now conducted. Each of EchoStar and EchoStar's Subsidiaries is duly qualified to do business and is in good standing (to the extent such concepts or equivalent concepts are recognized in such jurisdictions) in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction could not reasonably be expected to have a EchoStar Material Adverse Effect or have a material adverse impact on its ability to consummate the transactions contemplated by the EchoStar Transaction Agreements (as defined below). For the purposes of this Agreement, a "EchoStar Material Adverse Effect" means an event, change, circumstance or effect that has had or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities or financial condition of EchoStar and its Subsidiaries, taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (x) economic factors affecting the economy or financial markets as a whole or generally affecting the direct broadcast satellite industry (other than those that materially disproportionately affect EchoStar and its Subsidiaries taken as a whole) and (y) the announcement of the execution of this Agreement or the other agreements contemplated hereby or the compliance by the parties with their respective obligations hereunder and thereunder (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees).

          Section 3.2. Subsidiaries. Section 3.2 of the disclosure schedule delivered by EchoStar to Hughes and dated as of the date hereof (the "EchoStar Disclosure Schedule") sets forth a list of all of the Subsidiaries (as defined below) that are Significant Subsidiaries (as defined below), of EchoStar. Each of the outstanding shares of capital stock of each of

EchoStar's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by EchoStar free and clear of all Encumbrances (as defined below) and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 3.2 of the EchoStar Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or voting of any securities of any Significant Subsidiary of EchoStar, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Significant Subsidiary of EchoStar; and no Significant Subsidiary of EchoStar has any obligation of any kind to issue any additional securities or to pay for securities of EchoStar or any Significant Subsidiary of EchoStar or any predecessor of any of the foregoing.

          For the purposes of this Agreement, (x) the term "Subsidiary", with respect to a Person, means any corporation, limited liability company, partnership, trust or unincorporated organization of which securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership, trust or unincorporated organization are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, and (y) the term "Significant Subsidiary" means a Subsidiary of a Person that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act, if such Rule were applicable to such Person.

          Section 3.3. Corporate Power and Authority. EchoStar has (or will have prior to execution thereof) all requisite corporate power and authority to enter into the EchoStar Transaction Agreements (as defined below) and to consummate the transactions contemplated thereby. The execution and delivery of the EchoStar Transaction Agreements by EchoStar and the consummation of the transactions contemplated thereby to be effected by EchoStar have been (or will be prior to execution and delivery thereof) duly authorized by all necessary corporate action on the part of EchoStar. Each of the EchoStar Transaction Agreements has been (or will be) duly executed and delivered by EchoStar and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute when executed) the legal, valid and binding obligations of EchoStar, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

          For the purposes of this Agreement, "EchoStar Transaction Agreements" means this Agreement, the Implementation Agreement, the Merger Commitment Letter, the Merger Financing Agreement, the PanAmSat Financing Agreement, the PanAmSat Stock Purchase Agreement, the Registration Rights Letter Agreement (as defined in the Implementation Agreement), the EchoStar Controlling Stockholder Registration Rights Agreement (as defined in the Implementation Agreement), the Supplemental Agreement and the Pledge Agreement and all other agreements contemplated hereby or thereby to which EchoStar is (or will be) a party.

          Section 3.4. Capitalization of EchoStar.

          (a) As of the date of this Agreement, EchoStar's authorized capital stock consists of (i) 1,600,000,000 shares of common stock, par value $0.01 per share, of which (x) 800,000,000 shares have been designated EchoStar Class A Common Stock, (y) 400,000,000 shares have been designated EchoStar Class B Common Stock and (z) 400,000,000 shares have been designated EchoStar Class C common stock, par value $0.01 per share (the "EchoStar Class C Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (x) 1,616,681 shares have been designated Series A Cumulative Preferred Stock, par value $0.01 per share ("EchoStar Series A Preferred Stock"), (y) 900,000 shares have been designated Series B Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share ("EchoStar Series B Preferred Stock") and (z) 2,300,000 shares have been designated Series C Cumulative Convertible Preferred Stock, par value $0.01 per share ("EchoStar Series C Preferred Stock"). As of October 19, 2001 (i) 240,770,601 shares of EchoStar Class A Common Stock (excluding shares held by EchoStar as treasury shares) were issued and outstanding, (ii) 238,435,208 shares of EchoStar Class B Common Stock (excluding shares held by EchoStar as treasury shares) were issued and outstanding, (iii) no shares of EchoStar Class C Common Stock were issued and outstanding, (iv) no shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock, respectively, were held by EchoStar as treasury shares and
(v) no shares of EchoStar Series A Preferred Stock, EchoStar Series B Preferred Stock or EchoStar Series C Preferred Stock were issued and outstanding. Prior to the Merger Effective Time, EchoStar will file a certificate with the Secretary of State of Nevada withdrawing the designation of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

          (b) Each outstanding share of EchoStar capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth in
Section 3.4(b) of the EchoStar Disclosure Schedule, EchoStar has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of EchoStar on any matter.

          (c) Other than as contemplated by the EchoStar Transaction Agreements or as set forth in Section 3.4(c) of the EchoStar Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of EchoStar, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of EchoStar; and EchoStar has no obligation of any kind to issue any additional securities or to pay for securities of EchoStar or any predecessor or affiliate. The issuance and sale of all of the shares of EchoStar's capital stock described in this Section 3.4 have been in compliance with federal and state securities laws. Except as set forth in Section 3.4(c) of the EchoStar Disclosure Schedule, EchoStar has not agreed to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or under any state securities law or granted registration rights with respect to any securities of EchoStar to any Person.

          Section 3.5. Conflicts, Consents and Approvals. Except as set forth in
Section 3.5 of the EchoStar Disclosure Schedule, the execution and delivery by EchoStar of the EchoStar Transaction Agreements and the consummation of the transactions contemplated thereby will not:

          (a) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of EchoStar or any of its Significant Subsidiaries;

          (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, require the consent of any party under, or entitle any party

(with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of EchoStar or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which EchoStar or any of its Significant Subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EchoStar or any of its Subsidiaries; or

          (d) except as contemplated by the EchoStar Transaction Agreements, require any consent or approval of or registration or filing by EchoStar or any of its affiliates with, any third party or any Governmental Authority, other than (i) FCC approvals, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and any similar laws of foreign jurisdictions and
(iii) registrations or other actions required under federal, state and foreign securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that, in the aggregate, could not reasonably be expected to have a EchoStar Material Adverse Effect or have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements.

          Section 3.6.  EchoStar SEC Documents.

          (a) EchoStar has timely filed with the SEC all required reports, filings, registration statements and other documents to be filed by them with the SEC since January 1, 2000.

          (b) As of its filing date, or as amended or supplemented prior to the date hereof, each EchoStar SEC Document complied (and each EchoStar SEC Document filed after the date of this Agreement will comply) as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

          (c) No EchoStar SEC Document, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact (and no EchoStar SEC Document filed after the date of this Agreement will contain any untrue statement of a material fact or omit to state any material fact) necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 3.7.  Financial Statements; Liabilities.

          (a) The audited financial statements and unaudited interim financial statements of EchoStar included in the EchoStar 10-K and the EchoStar 10-Q (including any related notes or schedules) fairly present in all material respects (and the audited financial statements and unaudited interim financial statements of EchoStar included in EchoStar SEC Documents filed after the date of this Agreement will fairly present in all material respects), in accordance with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of EchoStar and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations and changes in financial position for the respective periods then ended (subject to normal year-end adjustments and lack of footnote disclosure in the case of any unaudited interim financial statements).

          (b) EchoStar and its Subsidiaries have no liabilities or obligations of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

               (i) liabilities or obligations disclosed or provided for in the balance sheet of EchoStar included in the EchoStar 10-K or 10-Q or disclosed in the notes thereto;

               (ii) liabilities incurred since September 30, 2001 in the ordinary course of business;

               (iii) liabilities or obligations under the EchoStar Transaction Agreements or incurred in connection with the transactions contemplated thereby;

               (iv) obligations of EchoStar or its Subsidiaries under the agreements, contracts, leases, licenses to which it is a party that would be required by GAAP to be reflected on or reserved against on the balance sheet of EchoStar included in the EchoStar 10-Q and which are so reflected or reserved against thereon;

               (v) as set forth in Section 3.7 of the EchoStar Disclosure Schedule; and

               (vi) other liabilities or obligations which, in the aggregate, could not reasonably be expected to have a EchoStar Material Adverse Effect, or have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements.

          Section 3.8.  Absence of Certain Changes.  Except as set forth in
Section 3.8 of the EchoStar Disclosure Schedule and except as contemplated by the EchoStar Transaction Agreements, since September 30, 2001, there has been no
(i) EchoStar Material Adverse Effect or (ii) development that has had or could reasonably be expected to have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements.

          Section 3.9. Compliance with Law. Except as set forth in Section 3.9 of the EchoStar Disclosure Schedule and except for the Environmental and Safety Requirements (as defined below) which are addressed separately in Section 3.12 below, EchoStar and its Significant Subsidiaries are in compliance with, and at all times since January 1, 1998 have been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Law") relating to them or their businesses or properties, except where the failure to be in compliance therewith could not, in the aggregate, reasonably be expected to have a EchoStar Material Adverse Effect or have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements.

          Section 3.10. Litigation. Except as set forth in Section 3.10 of the EchoStar Disclosure Schedule, there is no suit, claim, action, proceeding or, to its knowledge, investigation

("Action") pending or, to the knowledge of EchoStar, threatened against EchoStar or any of its Subsidiaries or its or their properties which could reasonably be expected to (a) have a EchoStar Material Adverse Effect or (b) have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements; provided, that with respect to this Section 3.10(b), the foregoing representation is made as of the date of this Agreement.

          Section 3.11. Taxes. Each of EchoStar and its Subsidiaries has duly filed (or there have been filed on their behalf) all federal and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by it prior to the date hereof (taking into account extensions). All of the foregoing returns and reports are true and correct in all material respects, and EchoStar and its Subsidiaries have paid, or adequately reserved for, all taxes required to be paid in respect of all periods covered by such returns and reports. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes, including interest and penalties thereon.

          Section 3.12. Environmental and Safety Matters. Except as set forth in Section 3.12 of the EchoStar Disclosure Schedule, and except for any facts, conditions or circumstances that, in the aggregate, could not reasonably be expected to have a EchoStar Material Adverse Effect: (i) EchoStar and its Subsidiaries are and have been in compliance with all applicable Environmental and Safety Requirements; (ii) no property currently or, to the knowledge of EchoStar, formerly owned or operated by EchoStar or any Subsidiary has been contaminated with any substance that could reasonably be expected to require investigation or remediation pursuant to any Environmental and Safety Requirements; (iii) neither EchoStar nor any of its Subsidiaries is subject to any liability for any waste disposal or contamination on any third party property; (iv) neither EchoStar nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability with respect to any Environmental and Safety Requirements; (v) neither EchoStar nor any Subsidiary is subject to any outstanding order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any other party relating to any Environmental and Safety Requirements and for which EchoStar or the Subsidiary retains any liability or obligation; (vi) to the knowledge of EchoStar there are no other circumstances or conditions involving EchoStar or any Subsidiary that could reasonably be expected to result in any claims, liability, investigations or costs by or for EchoStar or any Subsidiary of EchoStar in connection with any Environmental and Safety Requirements; and (vii) EchoStar has made available to EchoStar copies of all material environmental reports, studies, assessments and sampling data relating to EchoStar and its Subsidiaries or that relates to the current EchoStar business or for which indemnification does not exist and which are in the possession, custody or control of EchoStar. For the purposes of this Agreement, the term "Environmental and Safety Requirements" means all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or threatened Release (whether onsite or offsite), control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation). For the purposes of this Agreement, the term "Release" has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or similar Environmental and Safety Requirements.

          Section 3.13. Employee Benefit Plans. All benefit and compensation plans, contracts, policies or arrangements covering current or former United States employees of EchoStar and its Subsidiaries and current or former directors of EchoStar, including "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "EchoStar Plans"), are listed in Section 3.13 of the EchoStar Disclosure Schedule. Except as set forth in Section 3.13 of the EchoStar Disclosure Schedule, all EchoStar Plans are in compliance with, and have been administered and operated in accordance with, the terms of such EchoStar Plans and Applicable Law, except for any failure to so comply, operate or administer the EchoStar Plans that could not reasonably be expected to have a EchoStar Material Adverse Effect. With respect to each EchoStar Plan, a complete and correct copy of the most recent plan document or agreement, all related trust and funding documents, and all amendments thereto; the most recent summary plan description, and all related summaries of material modifications; and all actuarial and financial reports for the last three plan years, where applicable, have been provided or made available to Hughes. The Internal Revenue Service has issued a determination letter to the effect that each such EchoStar Plan which is intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code is so qualified. Neither EchoStar nor any of its Subsidiaries has engaged in a transaction with respect to any EchoStar Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject EchoStar or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA, except for any tax or penalty which could not reasonably be expected to have an EchoStar Material Adverse Effect. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by EchoStar or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with EchoStar under Section 4001 of ERISA or Section 414 of the Code (a "EchoStar ERISA Affiliate"), except for any liability that could not reasonably be expected to have a EchoStar Material Adverse Effect. EchoStar and the Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a EchoStar ERISA Affiliate), except for any liability that could not reasonably be expected to have a EchoStar Material Adverse Effect. No event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any EchoStar Plan subject to Title IV of ERISA which presents a material risk of the termination of any such EchoStar Plan and could reasonably be expected to result in a EchoStar Material Adverse Effect. Except as set forth in Section
3.13 of the EchoStar Disclosure Schedule, no audit, claim, action or litigation has been made, commenced or, to the knowledge of EchoStar, threatened with respect to any EchoStar Plan that, if adversely determined, could reasonably be expected to have a EchoStar Material Adverse Effect. Neither EchoStar nor any of its Subsidiaries has any obligations for continuing coverage for retiree health and life benefits (other than as required under Part 6 of Title I of ERISA or other similar obligations under Applicable Law) under any EchoStar Plan, except as listed in Section 3.13 of the EchoStar Disclosure Schedule. EchoStar or the Subsidiaries may amend or terminate any such retiree plan at any time without incurring any liability thereunder except for any liability which could not reasonably be expected to have a EchoStar Material

Adverse Effect. Except as set forth in Section 3.13 of the EchoStar Disclosure Schedule, there has been no amendment to, announcement by EchoStar or any of its Subsidiaries relating to, or change in employee participation or coverage under, any EchoStar Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Section 3.13 of the EchoStar Disclosure Schedule, neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of EchoStar or any of the Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to the terms of, any of the EchoStar Plans, (y) limit or restrict the right of EchoStar or, after the consummation of the transactions contemplated hereby, Hughes to merge, amend or terminate any of the EchoStar Plans, or (z) cause EchoStar or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Hughes to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award. EchoStar does not have any labor unions and is not a party to any collective bargaining agreements, in each case within the United States.

          Section 3.14.  Intellectual Property.

          (a) EchoStar and its Subsidiaries own or have a valid right to use and shall own or have a valid right to use as of the Closing Date, all EchoStar Intellectual Property, except where the failure to own or have a valid right to use could not reasonably be expected to have a EchoStar Material Adverse Effect. For the purposes of this Agreement, "Intellectual Property" means:

               (i) all patents and patent applications, trademarks, service marks, trade names (whether registered or unregistered) and pending applications for registration of any of the foregoing, domain names, copyrights and registrations and applications therefor, mask works and any applications for registration thereof, trade secrets, inventions, know-how, confidential and other intellectual property and proprietary rights arising from or in respect of the foregoing; and

               (ii) any and all computer programs, including any and all software implementations (whether in source code or object code), databases, including any and all data and collections of data, whether machine readable or otherwise, and any other work product used to design and develop any of the foregoing and all documentation relating to the foregoing.

For the purposes of this Agreement, "EchoStar Intellectual Property" means all Intellectual Property (x) owned by EchoStar or any of its Subsidiaries; or (y) used or held for use by EchoStar or any of its Subsidiaries in their business pursuant to a valid license agreement. Except as set forth in Section 3.14(a) of the EchoStar Disclosure Schedule, each material item of EchoStar Intellectual Property is owned or licensed by the respective businesses of EchoStar and its Subsidiaries to no less advantageous extent in all material respects as during the twelve (12) months prior to the date hereof. EchoStar and its Subsidiaries have taken commercially reasonable action to maintain and protect their rights in and to each material item of EchoStar Intellectual Property.

          (b) Except as set forth in Section 3.14(b) of the EchoStar Disclosure Schedule, neither EchoStar nor any of its Subsidiaries has received any written claim or notice of infringement or misappropriation of, or conflict with, the Intellectual Property rights of others, other than such as could not reasonably be expected to have a EchoStar Material Adverse Effect. Except as set forth in
Section 3.14(b) of the EchoStar Disclosure Schedule, neither EchoStar nor any of its Subsidiaries has provided any third party any written claim or notice that such third party has infringed upon, misappropriated, or otherwise come into conflict with, any EchoStar Intellectual Property. Except as set forth in
Section 3.14(b) of the EchoStar Disclosure Schedule, EchoStar and its Subsidiaries possess all right, title, and interest in and to, or have a legal, valid, binding and enforceable right to use, each material item of Intellectual Property used by EchoStar or any of its Subsidiaries, free and clear of all Encumbrances.

          (c) The EchoStar Intellectual Property is sufficient to conduct, in all material respects, the respective businesses of EchoStar and its Subsidiaries after the Merger Effective Time as such businesses were conducted immediately prior to the Merger Effective Time.

          Section 3.15. Contracts. Except as set forth in Section 3.15 of the EchoStar Disclosure Schedule, each material lease, license, contract, agreement or obligation to which EchoStar or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect, except where such failures to be valid, binding and enforceable and in full force and effect could not, in the aggregate, reasonably be expected to have a EchoStar Material Adverse Effect or have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements, and neither EchoStar nor any of its Subsidiaries is in breach of or default thereunder, and, to EchoStar's knowledge, no other party thereto is in breach of or default thereunder, except for those breaches and defaults that could not reasonably be expected to have a EchoStar Material Adverse Effect or have a material adverse impact on the ability of EchoStar to consummate the transactions contemplated by the EchoStar Transaction Agreements.

          Section 3.16. Brokerage and Finder's and Other Fees; Opinion of Financial Advisor.

          (a) Except for EchoStar's obligations to UBS Warburg LLC and Deutsche Banc Alex. Brown Inc., neither EchoStar nor any of its affiliates, stockholders, directors, officers or employees has incurred or will incur on behalf of EchoStar or any affiliate of EchoStar, any brokerage, finder's or similar fee in connection with the transactions contemplated by the EchoStar Transaction Agreements.

          (b) The Board of Directors of EchoStar has received the opinion of Deutsche Bank Alex. Brown Inc. to the effect that, as of the date of this Agreement, the Class A Exchange Ratio is fair, from a financial point of view, to the holders of EchoStar Class A Common Stock. EchoStar will provide a copy thereof to Hughes, for information purposes only, and Hughes acknowledges that it has no right to rely on such opinion.

          Section 3.17. Board and Stockholder Approval. The Board of Directors of EchoStar, at a meeting duly called and held, has duly determined that the EchoStar Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of EchoStar and its stockholders and has authorized the EchoStar Transaction Agreements to be executed, delivered and performed. Immediately following the execution of this Agreement and such determinations, the Controlling Stockholder shall have executed and delivered to EchoStar, in accordance with the provisions of the NRS, a written consent approving and adopting this Agreement and the other EchoStar Transaction Agreements and approving the transactions contemplated hereby and thereby. No other vote or consent of the holders of any class or series of EchoStar capital stock is necessary to approve and adopt this Agreement and the transactions contemplated by the EchoStar Transaction Agreements.

          Section 3.18. Takeover Laws. Prior to the date hereof, the Board of Directors of EchoStar has taken all action necessary to exempt (a) the execution of the EchoStar Transaction Agreements, (b) the Merger and (c) the transactions contemplated thereby under or make the foregoing actions not subject to (i) any takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares and (ii) any stockholder rights plan or any similar anti-takeover plan or device.

          Section 3.19.  Restrictive Agreements.  Except as set forth in Section
3.19 of the EchoStar Disclosure Schedule, none of EchoStar, EchoStar's Subsidiaries or any employee, officer, director or consultant of either EchoStar or EchoStar's Subsidiaries is party to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that materially limits, or would materially limit after the Merger Effective Time, the ability of either EchoStar or EchoStar's Subsidiaries or, to EchoStar's knowledge, Hughes or its Subsidiaries, to compete in any line of business or with any Person or in any geographic area.

          Section 3.20. Permits. For the purposes of this Agreement, the "EchoStar Permits" shall mean all permits, approvals, authorizations, certificates, consents, franchises, licenses, concessions and rights ("Permits") issued or authorized by any Governmental Authority (as amended or modified) to, or held by, EchoStar or any of its Subsidiaries (together, the "EchoStar Permit Entities") including (a) all Permits issued by the FCC to any EchoStar Permit Entity ("EchoStar FCC Licenses") and (b) all Permits issued to any EchoStar Permit Entity by a Governmental Authority (other than the FCC) authorizing such entity to provide broadcasting or other communications services (including the provision of direct-to-home video programming). Set forth on Section 3.20 of the EchoStar Disclosure Schedule is a true and complete list of (a) all EchoStar Permits, (b) all pending applications for Permits that would be EchoStar Permits, if issued or granted and (c) all pending applications by any EchoStar Permit Entity for modification, extension or renewal of EchoStar Permits, except that Section 3.20 of the EchoStar Disclosure Schedule need not list such EchoStar Permits, applications therefor or applications in respect thereof that are immaterial to the assets or business of EchoStar and its Subsidiaries taken as a whole. The EchoStar Permits are all of the Permits required to be issued to or held by the EchoStar Permit Entities in order to allow such entities to conduct their respective businesses as currently conducted and the EchoStar Permits are in full force and effect, except where the failure to possess any such Permit or the failure of any such Permit to be in full force and effect could not reasonably be expected to have a EchoStar Material Adverse Effect. Without limiting the general provisions of Section 3.9, except as set forth on
Section 3.20 of the EchoStar Disclosure Schedule, each of the EchoStar Permit Entities is in compliance with (i) its obligations under each of the EchoStar Permits owned, held or possessed by it, and (ii) the rules and regulations of the Governmental Authority issuing such EchoStar Permit, except in each case where the failure to so comply could not reasonably be expected to have a EchoStar Material Adverse Effect. Except as set forth on Section 3.20 of the EchoStar Disclosure Schedule and except for proceedings affecting the satellite industry in general, to EchoStar's knowledge, there is not pending or threatened before the Federal Communications Commission or any successor agency ("FCC") or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint, or investigation against any EchoStar Permit Entity relating to any of the EchoStar Permits that could reasonably be expected to have a EchoStar Material Adverse Effect. Without limiting the general provisions of Section 3.5,
Section 3.5(d) of the EchoStar Disclosure Schedule lists all of the consents or approvals of, or registrations or filings by any EchoStar Permit Entity with, any Governmental Authority necessary for EchoStar to transfer the EchoStar Permits by consummating the transactions contemplated hereby.

          Section 3.21. Amendment to By-Laws. EchoStar has amended its By-laws to provide that the stockholders of EchoStar may act by written consent of the holders of that number of shares required to take such action in order to be effective and such By-laws, as so amended, remain in full force and effect.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF HUGHES

          In order to induce EchoStar to enter into this Agreement, Hughes hereby represents and warrants to EchoStar as follows, except as specifically described in Hughes' annual report on Form 10-K for the fiscal year ended December 31, 2000 (the "Hughes 10-K"), Hughes' quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001 (the "Hughes 10-Q") and all other reports, filings, registration statements and other documents (collectively with the Hughes 10-K and Hughes 10-Q, the "Hughes SEC Documents") filed by Hughes with the SEC after September 30, 2001 and prior to the date hereof (as such documents have been amended since the time of their filing and prior to the date hereof), all of which are of public record.

          Section 4.1. Organization and Standing. Each of Hughes and Hughes' Significant Subsidiaries is a corporation validly existing and in good standing under the laws of the State of Delaware, with respect to Hughes, and (to the extent such concepts or equivalent concepts are recognized in such jurisdictions) under the laws of its state or other jurisdiction of incorporation, with respect to Hughes' Significant Subsidiaries, in each case, with all corporate (and other) power to carry on its business as now conducted. Each of Hughes and Hughes' Subsidiaries is duly qualified to do business and is in good standing (to the extent that such concepts or equivalent concepts are recognized in such jurisdictions) in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction could not reasonably be expected to have a Hughes Material Adverse Effect (as defined below) or have a material adverse impact on its ability to consummate the transactions contemplated by the Hughes Transaction Agreements (as defined below). For the purposes of this Agreement, a "Hughes Material Adverse Effect" means an event, change, circumstance or effect that has had or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities or financial condition of Hughes and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (x) economic factors affecting the economy or financial markets as a whole or generally affecting the direct broadcast satellite industry (other than those that materially disproportionately affect Hughes and its Subsidiaries taken as a whole), (y) the Hughes Recapitalization or the Spin-Off and (z) the announcement of the execution of the this Agreement and the agreements contemplated hereby or the compliance by the parties with their respective obligations hereunder and thereunder (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees).

          Section 4.2. Subsidiaries. Section 4.2 of the disclosure schedule delivered by Hughes to EchoStar and dated as of the date hereof (the "Hughes Disclosure Schedule") sets forth a list of all of the Significant Subsidiaries of Hughes. Each of the outstanding shares of capital stock of each of Hughes' Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Hughes free and clear of all Encumbrances and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 4.2 of the Hughes Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or voting of any securities of any Significant Subsidiary of Hughes, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Significant Subsidiary of Hughes; and no Significant Subsidiary of Hughes has any obligation of any kind to issue any additional securities or to pay for securities of Hughes or any Significant Subsidiary of Hughes or any predecessor of any of the foregoing.

          Section 4.3. Corporate Power and Authority. Hughes has (or will have prior to execution thereof) all requisite corporate power and authority to enter into the Hughes Transaction Agreements (as defined below) and to consummate the transactions contemplated thereby. The execution and delivery of each of the Hughes Transaction Agreements by Hughes and the consummation of the transactions contemplated thereby to be effected by Hughes have been (or will be prior to execution and delivery thereof) duly authorized by all necessary corporate action on the part of Hughes. Each of the Hughes Transaction Agreements has been (or will be) duly executed and delivered by Hughes and assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute when executed) the legal, valid and binding obligation of Hughes, enforceable against Hughes in accordance with its terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity. For the purposes of this Agreement, "Hughes Transaction Agreements" means this Agreement, the Implementation Agreement, the PanAmSat Stock Purchase Agreement, the Merger Financing Agreement, the Supplemental Agreement, the Pledge Agreement, the Stockholders Agreement, the GM Registration Rights Agreement (as defined in the Implementation Agreement), the GM/Hughes Separation Agreement, the GM/Hughes Tax Agreements, the GM/Hughes Intellectual Property Agreement, the Employee Matters Agreement, the GM/Hughes Special Employee Items Agreement, the Registration Rights Letter Agreement (as defined in the Implementation Agreement), the Pension Plans Registration Rights Agreement (as defined in the Implementation Agreement), the GM Registration Rights Agreement (as defined in the Implementation Agreement), the EchoStar Controlling Stockholder Registration Rights Agreement (as defined in the Implementation Agreement) and all other agreements contemplated thereby to which Hughes is (or will be) a party.

          Section 4.4.  Capitalization of Hughes.

          (a) As of the date of this Agreement, Hughes' authorized capital stock consists of 1,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of Series A Preferred Stock, of which 2,669,633 shares have been designated Series A Preferred Stock, par value $0.10 per share ("Series A Preferred Stock"). As of the date hereof (i) 200 shares of common stock (excluding shares held by Hughes as treasury shares) were issued and outstanding, (ii) 81,649,203 shares of common stock were held by Hughes as treasury shares and (iii) 2,669,633 shares of Series A Preferred Stock were issued and outstanding.

          (b) Each outstanding share of Hughes capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. As of the date of this Agreement, each outstanding share of Hughes capital stock is owned by GM free and clear of all Encumbrances. Hughes has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of Hughes on any matter.

          (c) Other than as contemplated by the GM Transaction Agreements or the Hughes Transaction Agreements, or as set forth in Section 4.4(c) of the Hughes Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Hughes, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Hughes; and Hughes has no obligation of any kind to issue any additional securities or to pay for securities of Hughes or any predecessor or affiliate. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. Section 4.4(c) of the Hughes Disclosure Schedule accurately sets forth, as of September 30, 2001, the number of shares of GM Class H Common Stock issuable upon exercise of options to purchase shares of GM Class H Common Stock, and the exercise prices with respect thereto, along with a list of the options to purchase shares of GM Class H Common Stock held by each corporate officer of Hughes and any of its Subsidiaries. Except as set forth in Section 4.4(c) of the Hughes Disclosure Schedule or as contemplated by the GM/Hughes Separation Agreement, Hughes has not agreed to register any securities under the Securities Act, or under any state securities law or granted registration rights with respect to any securities of Hughes to any Person.

          Section 4.5. Conflicts, Consents and Approvals. Except as set forth in Section 4.5 of the Hughes Disclosure Schedule, the execution and delivery of the Hughes Transaction Agreements by Hughes and the GM Transaction Agreements (as defined in the Implementation Agreement) by GM and the consummation of the transactions contemplated thereby will not:

          (a) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Hughes or any of its Significant Subsidiaries;

          (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, require the consent of any party under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of Hughes or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which Hughes or any of its Significant Subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hughes or any of its Subsidiaries; or

          (d) except as contemplated by the Hughes Transaction Agreements, require any consent or approval of, or registration or filing by Hughes or any of its affiliates with, any third party or Governmental Authority, other than
(i) authorization for listing or quotation of the shares of Hughes Class A Common Stock to be issued in the Merger and Hughes Class C Common Stock to be outstanding immediately prior to the Merger Effective Time on the NYSE or Nasdaq, subject to official notice of issuance, (ii) actions required by the HSR Act and any similar laws of foreign jurisdictions and (iii) registrations or other actions required under federal, state and foreign securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that, in the aggregate, could not reasonably be expected to have a Hughes Material Adverse Effect or have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements.

          Section 4.6.  Hughes SEC Documents.

          (a) Hughes has timely filed with the SEC all required reports, filings, registration statements and other documents to be filed by them with the SEC since January 1, 2000.

          (b) As of its filing date, or as amended or supplemented prior to the date hereof, each Hughes SEC Document complied (and each Hughes SEC Document filed after the date of this Agreement will comply) as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

          (c) No Hughes SEC Document, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact (and no Hughes SEC Document filed after the date of this Agreement will contain any untrue statement of a material fact or omit to state any material fact) necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 4.7.  Financial Statements; Liabilities.

          (a) The audited financial statements and unaudited interim financial statements of Hughes included in the Hughes 10-K and the Hughes 10-Q (including any related notes or schedules) fairly present in all material respects (and the audited financial statements and unaudited interim financial statements of Hughes included in Hughes SEC Documents filed after the date of this Agreement will fairly present in all material respects), in accordance with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Hughes and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations and changes in financial position for the respective periods then ended (subject to normal year-end adjustments and lack of footnote disclosure in the case of any unaudited interim financial statements).

          (b) Hughes and its Subsidiaries have no liabilities or obligations of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

                (i) liabilities or obligations disclosed or provided for in the balance sheet of Hughes included in the Hughes 10-K or 10-Q or disclosed in the notes thereto;

              (ii) liabilities incurred since September 30, 2001 in the ordinary course of business;

              (iii) liabilities or obligations under the Hughes Transaction Agreements or incurred in connection with the transactions contemplated thereby;

              (iv) obligations of Hughes or its Subsidiaries under the agreements, contracts, leases, licenses to which it is a party that would be required by GAAP to be reflected on or reserved against on the balance sheet of Hughes included in the Hughes 10-Q and which are so reflected or reserved against thereon;

              (v) as set forth in Section 4.7 of the Hughes Disclosure Schedule; and

              (vi) other liabilities or obligations which, in the aggregate, could not reasonably be expected to have a Hughes Material Adverse Effect, or have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements.

          Section 4.8.  Absence of Certain Changes.  Except as set forth in
Section 4.8 of the Hughes Disclosure Schedule and except as contemplated by the Hughes Transaction Agreements, since September 30, 2001, there has been no (i) Hughes Material Adverse Effect or (ii) development that has had or could reasonably be expected to have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements.

          Section 4.9. Compliance with Law. Except as set forth in Section 4.9 of the Hughes Disclosure Schedule, Hughes and its Significant Subsidiaries are in compliance with, and at all times since January 1, 1998 have been in compliance with, all Applicable Law relating to them or their businesses or properties, except where the failure to be in compliance therewith could not, in the aggregate, reasonably be expected to have a Hughes Material Adverse Effect or have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements.

          Section 4.10. Litigation. Except as set forth in Section 4.10 of the Hughes Disclosure Schedule, there is no Action pending or, to the knowledge of Hughes, threatened against Hughes or any of its Subsidiaries or its or their properties which could reasonably be expected to (a) have a Hughes Material Adverse Effect or (b) have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements; provided, that with respect to Section 4.10(b), the foregoing representation is made as of the date of this Agreement.

          Section 4.11. Taxes. Each of Hughes and its Subsidiaries have duly filed (or there have been filed on their behalf) all federal and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by it prior to the date hereof (taking into account extensions). All of the foregoing returns and reports, to the extent they relate to the income, assets or business of Hughes and its Subsidiaries, are true and correct in all material respects, and Hughes and its Subsidiaries have paid (or payment has been made on its behalf), or adequately reserved for, all taxes required to be paid in respect of all periods covered by such returns and reports.

          Section 4.12. Environmental and Safety Matters. Except as set forth in Section 4.12 of the Hughes Disclosure Schedule, and except for any facts, conditions or circumstances that, in the aggregate, could not reasonably be expected to have a Hughes Material Adverse Effect: (i) Hughes and its Subsidiaries are and have been in compliance with all applicable Environmental and Safety Requirements; (ii) no property currently or, to the knowledge of Hughes, formerly owned or operated by Hughes or any Subsidiary has been contaminated with any substance that could reasonably be expected to require investigation or remediation pursuant to any Environmental and Safety Requirements; (iii) neither Hughes nor any of its Subsidiaries is subject to any liability for any waste disposal or contamination on any third party property;
(iv) neither Hughes nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability with respect to any Environmental and Safety Requirements; (v) neither Hughes nor any Subsidiary is subject to any outstanding order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any other party relating to any Environmental and Safety Requirements and for which Hughes or the Subsidiary retains any liability or obligation; (vi) to the knowledge of Hughes there are no other circumstances or conditions involving Hughes or any Subsidiary that could reasonably be expected to result in any claims, liability, investigations or costs by or for Hughes or any Subsidiary of Hughes in connection with any Environmental and Safety Requirements; and (vii) Hughes has made available to EchoStar copies of all material environmental reports, studies, assessments and sampling data relating to Hughes and its Subsidiaries or that relates to the current Hughes business or for which indemnification does not exist and which are in the possession, custody or control of Hughes.

          Section 4.13. Employee Benefit Plans. All benefit and compensation plans, contracts, policies or arrangements covering current or former United States employees of Hughes and its Subsidiaries and current or former directors of Hughes, including "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Hughes Plans"), are listed in Section 4.13 of the Hughes Disclosure Schedule. Except as set forth in Section 4.13 of the Hughes Disclosure Schedule, no Hughes Plans cover, or provide benefits to, employees of GM or its Subsidiaries (other than Hughes). Except as set forth in Section 4.13 of the Hughes Disclosure Schedule, all Hughes Plans are in compliance with, and have been administered and operated in accordance with, the terms of such Hughes Plans and Applicable Law, except for any failure to so comply, operate or administer the Hughes Plans that could not reasonably be expected to have a Hughes Material Adverse Effect. With respect to each Hughes Plan, a complete and correct copy of the most recent plan document or agreement, all related trust and funding documents, and all amendments thereto; the most recent summary plan description, and all related summaries of material modifications; and all actuarial and financial reports for the last three plan years, where applicable, have been provided or made available to EchoStar. The Internal Revenue Service has issued a determination letter to the effect that each such Hughes Plan which is intended to be "qualified" within the meaning of Section 401(a) or 501(c)(9) of the Code is so qualified. Neither Hughes nor any of its Subsidiaries has engaged in a transaction with respect to any Hughes Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Hughes or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of

ERISA, except for any tax or penalty which could not reasonably be expected to have a Hughes Material Adverse Effect. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Hughes or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Hughes under Section 4001 of ERISA or Section 414 of the Code (a "Hughes ERISA Affiliate"), except for any liability that could not reasonably be expected to have a Hughes Material Adverse Effect. Hughes and the Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Hughes ERISA Affiliate), except for any liability that could not reasonably be expected to have a Hughes Material Adverse Effect. No event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Hughes Plan subject to Title IV of ERISA which presents a material risk of the termination of any such Hughes Plan and could reasonably be expected to result in a Hughes Material Adverse Effect. Except as set forth in Section 4.13 of the Hughes Disclosure Schedule, no audit, claim, action or litigation has been made, commenced or, to the knowledge of Hughes, threatened with respect to any Hughes Plan that, if adversely determined, could reasonably be expected to have a Hughes Material Adverse Effect. Neither Hughes nor any of its Subsidiaries has any obligations for continuing coverage for retiree health and life benefits (other than as required under Part 6 of Title I of ERISA or other similar obligations under Applicable Law) under any Hughes Plan, except as listed in
Section 4.13 of the Hughes Disclosure Schedule. Hughes or the Subsidiaries may amend or terminate any such retiree plan at any time without incurring any liability thereunder except for any liability which could not reasonably be expected to have a Hughes Material Adverse Effect. Except as set forth in
Section 4.13 of the Hughes Disclosure Schedule, there has been no amendment to, announcement by Hughes or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Hughes Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in
Section 4.13 of the Hughes Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of Hughes or any of the Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to the terms of, any of the Hughes Plans, (y) limit or restrict the right of Hughes to merge, amend or terminate any of the Hughes Plans, or (z) cause Hughes or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award. Hughes does not have any labor unions and is not a party to any collective bargaining agreements, in each case within the United States.

          Section 4.14.  Intellectual Property.

          (a) Hughes and its Subsidiaries own or have a valid right to use and shall own or have a valid right to use as of the Closing Date, all Hughes Intellectual Property, except where the failure to own or have a valid right to use could not reasonably be expected to have a Hughes Material Adverse Effect. For the purposes of this Agreement, "Hughes Intellectual Property" means all Intellectual Property (i) owned by Hughes or any of its Subsidiaries or (ii) used or held for use by Hughes or any of its Subsidiaries in their business pursuant to a valid license agreement. Except as set forth in Section 4.14(a) of the Hughes Disclosure Schedule, each material item of Hughes Intellectual Property is owned or licensed by the respective businesses of Hughes and its Subsidiaries to no less advantageous extent in all material respects as during the twelve (12) months prior to the date hereof. Hughes and its Subsidiaries have taken commercially reasonable action to maintain and protect their rights in and to each material item of Hughes Intellectual Property.

          (b) Except as set forth in Section 4.14(b) of the Hughes Disclosure Schedule, neither Hughes nor any of its Subsidiaries has received any written claim or notice of infringement or misappropriation of, or conflict with, the Intellectual Property rights of others, other than such as could not reasonably be expected to have a Hughes Material Adverse Effect. Except as set forth in
Section 4.14(b) of the Hughes Disclosure Schedule, none of GM, Hughes or any of Hughes' Subsidiaries has provided any third party any written claim or notice that such third party has infringed upon, misappropriated, or otherwise come into conflict with, any Hughes Intellectual Property. Except as set forth in
Section 4.14(b) of the Hughes Disclosure Schedule, Hughes and its Subsidiaries possess all right, title, and interest in and to, or have a legal, valid, binding and enforceable right to use, each material item of Intellectual Property used by Hughes or any of its Subsidiaries, free and clear of all Encumbrances.

          (c) The Hughes Intellectual Property is sufficient to conduct, in all material respects, the respective businesses of Hughes and its Subsidiaries after the Merger Effective Time as such businesses were conducted immediately prior to the Merger Effective Time.

          Section 4.15. Contracts. Except as set forth in Section 4.15 of the Hughes Disclosure Schedule, each material lease, license, contract, agreement or obligation to which Hughes or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect, except where such failures to be valid, binding and enforceable and in full force and effect could not, in the aggregate, reasonably be expected to have a Hughes Material Adverse Effect or have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements, and neither Hughes nor any of its Subsidiaries is in breach of or default thereunder, and, to Hughes' knowledge, no other party thereto is in breach of or default thereunder, except for those breaches and defaults that could not reasonably be expected to have a Hughes Material Adverse Effect or have a material adverse impact on the ability of Hughes to consummate the transactions contemplated by the Hughes Transaction Agreements.

          Section 4.16. Brokerage and Finder's and Other Fees; Opinions of Financial Advisors.

          (a) Except for obligations to Goldman, Sachs & Co. and Credit Suisse First Boston Corporation, neither Hughes nor any of its affiliates, stockholders, directors, officers or employees (in each case, other than GM) has incurred or will incur on behalf of Hughes or any affiliate of Hughes, any brokerage, finder's or similar fee in connection with the transactions contemplated by the Hughes Transaction Agreements. A copy of all agreements relating to any such fee payable by Hughes or any Subsidiary of Hughes to Goldman, Sachs & Co. and Credit Suisse First Boston Corporation have been (or upon request will be) delivered to EchoStar.

          (b) Each of Goldman, Sachs & Co. and Credit Suisse First Boston Corporation has provided its written opinion, dated as of the date of this Agreement and addressed to the Board of Directors of GM and to the Board of Directors of Hughes, to the effect that, as of such date and based on current market conditions, the Exchange Ratios in the Merger are fair, from a financial point of view, to the holders of Hughes Common Stock immediately prior to the Merger, including GM and the holders of GM $1-2/3 Common Stock and GM Class H Common Stock, as applicable. GM and Hughes have heretofore provided a copy of such opinions to EchoStar, for information purposes only, and EchoStar acknowledges that it has no right to rely on such opinions.

          Section 4.17. Board and Stockholder Approval. The Board of Directors of Hughes, at a meeting duly called and held, has duly determined that the Hughes Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Hughes and its stockholders and has authorized the Hughes Transaction Agreements to be executed, delivered and performed. Immediately following the execution of this Agreement and such determinations, GM, in its capacity as sole stockholder of Hughes, shall have, at a meeting of the sole stockholder, adopted and approved this Agreement (and the execution, delivery and performance thereof) and the other Hughes Transaction Agreements and the transactions contemplated hereby and thereby. Other than the approvals of Hughes and GM as described in the immediately preceding sentence and the approval of the Hughes Transaction Agreements by GM, no other vote or consent of the holders of any class or series of Hughes capital stock is necessary to approve and adopt this Agreement and the transactions contemplated by the Hughes Transaction Agreements (it being expressly understood, however, that the Requisite Stockholder Approval is necessary to approve the GM Transactions).

          Section 4.18. Takeover Laws. Prior to the date hereof, the Board of Directors of Hughes has taken all action necessary to exempt (a) the execution of the Hughes Transaction Agreements, (b) the Merger and (c) the transactions contemplated thereby under, or make the foregoing actions not subject to (i) any takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares and (ii) any stockholder rights plan or any similar anti-takeover plan or device.

          Section 4.19.  Restrictive Agreements.  Except as set forth in Section
4.19 of the Hughes Disclosure Schedules, none of Hughes, its Subsidiaries or any employee, officer, director or consultant of Hughes or its Subsidiaries is party to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that materially limits, or would materially limit after the Merger Effective Time, the ability of either Hughes or any of its Subsidiaries or, to Hughes' knowledge, EchoStar or any of EchoStar's Subsidiaries, to compete in any line of business or with any Person or in any geographic area.

          Section 4.20. Permits. For the purposes of this Agreement, the "Hughes Permits" shall mean all Permits issued or authorized by any Governmental Authority (as amended or modified) to, or held by, Hughes or any of its Subsidiaries (together, "Hughes Permit Entities"), including (a) all Permits issued by the FCC to any Hughes Permit Entity ("Hughes FCC Licenses") and (b) all Permits issued to any Hughes Permit Entity by a Governmental Authority (other than the FCC) authorizing such entity to provide broadcasting or other communications services (including the provision of direct-to-home video programming). Set forth on Section 4.20 of the Hughes Disclosure Schedule is a true and complete list of (i) all Hughes Permits, (ii) all pending applications for Permits that would be Hughes Permits, if issued or granted, and (iii) all pending applications by any Hughes Permit Entity for modification, extension or renewal of Hughes Permits, except that Section 4.20 of the Hughes Disclosure Schedule need not list such Hughes Permits, applications therefor or applications in respect thereof that are immaterial to the assets or business of Hughes and its Subsidiaries taken as a whole. The Hughes Permits are all of the Permits required to be issued to or held by the Hughes Permit Entities in order to allow such entities to conduct their respective businesses as currently conducted and the Hughes Permits are in full force and effect, except where the failure to possess any such Permit or the failure of any such Permit to be in full force and effect could not reasonably be expected to have a Hughes Material Adverse Effect. Without limiting the general provisions of Section 4.9, except as set forth on Section
4.20 of the Hughes Disclosure Schedule, each of the Hughes Permit Entities is in compliance with (i) its obligations under each of the Hughes Permits owned, held or possessed by it, and (ii) the rules and regulations of the Governmental Authority issuing such Hughes Permit, except, in each case, where the failure to so comply could not reasonably be expected to have a Hughes Material Adverse Effect. Except as set forth on Section 4.20 of the Hughes Disclosure Schedule and except for proceedings affecting the satellite industry in general, to Hughes' knowledge, there is not pending or threatened before the FCC or any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint, or investigation against any Hughes Permit Entity relating to any of the Hughes Permits that could reasonably be expected to have a Hughes Material Adverse Effect. Without limiting the general provisions of
Section 4.5, Section 4.5(d) of the Hughes Disclosure Schedule lists all of the consents or approvals of, or registrations or filings by any Hughes Permit Entity with, any Governmental Authority necessary for Hughes to transfer the Hughes Permits by consummating the transactions contemplated hereby.

          Section 4.21. Indian Entities. The consummation by Hughes of the transactions contemplated by the Hughes Transaction Agreements does not require action to be taken by Hughes Software Systems Limited ("HSSL") or Hughes Tele.com (India) Limited ("HTIL") or any of their respective Affiliates pursuant to the Securities and Exchange Board of India (Substantial Acquisition of Shares & Takeovers) Regulations 1997).

                                   ARTICLE 5

                           COVENANTS OF THE PARTIES

          The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

          Section 5.1.  Mutual Covenants.

          (a) General. Subject to Section 5.1(b)(v) below, each of the parties hereto shall use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by the Hughes Transaction Agreements or the EchoStar Transaction Agreements, in which case such different standard shall apply) to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including using commercially reasonable efforts to cause the conditions set forth in Article 6 for which such party is responsible to be satisfied as soon as practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

          (b)  Regulatory Matters.

               (i) As soon as practicable, and in any event within twenty (20) business days after the date hereof, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade

     Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any similar required notifications under the laws of any foreign jurisdiction with respect to the Merger and the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

               (ii) As soon as practicable after the date hereof, each of the parties hereto shall make, and shall cause their Subsidiaries to make, all necessary filings with or applications to any Governmental Authority that has issued either a EchoStar Permit or a Hughes Permit, as the case may be, with respect to the transactions contemplated by the GM Transaction Agreements, the Hughes Transaction Agreements and the EchoStar Transaction Agreements, including any necessary applications to the FCC for consent to the transfer of the EchoStar FCC Licenses and/or the Hughes FCC Licenses pursuant to the transactions contemplated hereby (the "FCC Consent Application").

               (iii) The parties shall, subject to Section 5.1(b)(v) below: (A) use their best efforts to obtain prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period with respect to the Merger), and neither party shall, without the prior consent of the other, agree with any Governmental Authority not to consummate the Merger for a period of time beyond the expiration of the waiting period applicable to the consummation of the Merger under the HSR Act or to extend the Closing Date to a date within the ninety (90)-day period prior to the Outside Date (as defined below); (B) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under any Antitrust Law; (C) keep the other party promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities; (D) permit the other party to review any material communication given by it to, and consult with the other party in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; and (E) use their best efforts to cause the condition set forth in Section 6.1(b) of this Agreement to be satisfied; provided that no action shall be taken which would be reasonably likely to (1) prevent delivery of the Tax Opinions (as defined below) or the Ruling (as defined in the GM/Hughes Separation Agreement), or (2) cause the representations and assumptions underlying the Tax Opinions or the Ruling not to be true and correct in all material respects. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

               (iv) Subject to Section 5.1(b)(v) below, each party shall, and shall cause its Subsidiaries to, (i) use their best efforts to diligently prosecute all applications with the FCC, including the FCC Consent Application, and all similar foreign Governmental Authorities for consent to the transactions contemplated herein, (ii) use their best efforts to resist or resolve any administrative proceeding or suit, including appeals, that is instituted to challenge the grant of any such applications, (iii) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation or prosecution of any such applications, (iv) keep the other party promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby and (v) use their best efforts to cause the condition set forth in Section 6.1(c) of this Agreement to be satisfied.

               (v) Notwithstanding the covenants of the parties in Section 5.1(a), and Sections 5.1(b)(i), (ii), (iii) and (iv), nothing in this Agreement shall require, or be deemed to require, (i) the parties to agree to or effect any divestiture, hold separate any business or assets or take any other similar action if doing so would result in the expected synergies of the Merger being reduced to an amount that is no longer meaningful or
     (ii) the parties to agree to or effect any divestiture, hold separate any business or assets or take any other similar action that is not conditional on the consummation of the Merger. No party shall take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior consent of the other party.

               (vi) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.1(b)(i), (ii), (iii) and (iv), each party shall use its best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any rules and regulations of the FCC ("FCC Regulation") or any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law or any FCC Regulation, the parties shall, subject to Section 5.1(b)(v), use their best efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

               (vii) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any FCC Regulation or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or FCC Regulations, the parties shall, subject to Section 5.1(b)(v) above, use their best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties (and, to the extent required by any Governmental Authority, their Subsidiaries and affiliates over which they exercise control) shall be required, subject to
     Section 5.1(b)(v) above, to enter into a settlement, undertaking, consent decree, stipulation or other agreement (each, a "Settlement") with a Governmental Authority regarding antitrust or FCC matters in connection with the transactions contemplated by this Agreement, including any Settlement that requires any party to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of any of its assets or its Subsidiaries' assets.

               (viii) Notwithstanding anything to the contrary herein, nothing in this Section 5.1(b) shall limit (a) either party's right to terminate this Agreement pursuant to Sections 7.1(b)(i) or 7.1(b)(ii), or (b) Hughes' right to terminate this Agreement pursuant to 7.1(c)(iv).

          (c) Tax-Free Treatment. The parties intend the Merger to constitute a reorganization described in Section 368(a) of the Code. All of the parties and their respective affiliates shall use commercially reasonable efforts (x) to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code as aforesaid, and (y) to obtain, as of the Merger Effective Time and, if required, as of the filing of the GM Proxy/Consent Solicitation Statement, the opinions (the "Tax Opinions") of Sullivan & Cromwell, special counsel to EchoStar, and Weil, Gotshal & Manges LLP, counsel to Hughes substantially, in the form attached as Exhibits B and C, respectively, in each case to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, it being understood that in rendering such Tax Opinion, such tax counsel shall be entitled to rely upon, among other things, representations of officers of EchoStar and Hughes and of the EchoStar Controlling Stockholder contained in the tax certificates substantially in the form of Exhibits D, E and F attached hereto (collectively, the "Tax Certificates") and other assumptions as such tax counsel may reasonably require. No party hereto nor any of its affiliates shall take any action that, or fail to take any action the failure of which, would cause any of the representations in the Tax Certificates to be untrue. The parties shall take the position for all purposes that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

          (d) NYSE Listing or Nasdaq Quotation. The parties hereto shall use commercially reasonable efforts to cause the shares of Hughes Class A Common Stock to be issued pursuant to the Merger and the shares of Hughes Class C Common Stock to be approved for listing on the NYSE or to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the Closing Date; provided that the exchange on which application is first made for listing shall be determined in EchoStar's sole discretion.

          (e) Access. Except as required by any confidentiality agreement to which GM, Hughes or any of their Subsidiaries, on the one hand, or EchoStar or any of its Subsidiaries, on the other hand, is a party or pursuant to Applicable Law, from and after the date of this Agreement until the Merger Effective Time (or the termination of this Agreement), the parties hereto shall (i) permit representatives of the other parties to have reasonable access to the properties, books, records, contracts, tax records and documents of the parties and their respective Subsidiaries, to the extent related to the businesses of Hughes and its Subsidiaries and EchoStar and its Subsidiaries, as the case may be, at all reasonable times, and in a manner so as not to interfere with the normal operation of such party's and its Subsidiaries' premises and (ii) furnish promptly such information concerning such party's and its Subsidiaries' businesses as the other party or its representatives may reasonably request. Such access shall be limited to the extent that antitrust counsel to either party determines that such limitation is advisable under applicable Antitrust Law. Information obtained by each party pursuant to this Section 5.1(e) shall be subject to the provisions of the confidentiality agreement among GM, Hughes and EchoStar, dated October 20, 2001, as amended (the "Confidentiality Agreement"), which agreement remains in full force and effect.

          (f) Expenses. Except as otherwise provided in the EchoStar Transaction Agreements or the Hughes Transaction Agreements, whether or not the Merger is consummated, each party hereto shall pay its own costs and expenses associated with the EchoStar Transaction Agreements and the Hughes Transaction Agreements and the transactions contemplated thereby.

          (g)  No Solicitation.

               (i) Each of the parties agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, "Representatives"), directly or indirectly, to:

                    (A) solicit, initiate or knowingly facilitate or encourage the making by any Person (other than the other party hereto) of any proposal, offer or inquiry that constitutes, or could be expected to lead to, a proposal for any merger, consolidation or other business combination involving EchoStar, on the one hand, or Hughes, on the other hand, or any acquisition of any capital stock or any material portion of the assets (except for (1) acquisitions of assets in the ordinary course of business consistent with past practice and permitted by Section 5.3(a)(v) of this Agreement and (2) consummation of the transactions contemplated by the EchoStar Transaction Agreements, the GM Transaction Agreements and the Hughes Transaction Agreements) of EchoStar or any of its Subsidiaries, on the one hand, or Hughes or any of its Subsidiaries, on the other hand, or any GM Class H Common Stock or any combination of the foregoing (in each case, a "Competing Transaction");

                    (B) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action knowingly to facilitate any inquiries with respect to any Competing Transaction;

                    (C) grant any waiver or release under any standstill or similar agreement with respect to EchoStar or any of its Subsidiaries, on the one hand, or Hughes or any of its Subsidiaries, on the other hand; or

                    (D) execute or enter into any agreement, understanding or arrangement (other than a confidentiality agreement) with respect to any Competing Transaction or approve or recommend or propose to approve or recommend, any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to any of the foregoing actions);

provided, however, that at any time prior to such time, if any, that the Requisite Stockholder Approval (as defined in the GM/Hughes Separation Agreement) shall have been received with respect to the GM Transactions, Hughes may take any action described in the foregoing clauses (B) or (C) (in the case of (C), only to the extent necessary to permit the discussions or negotiations contemplated by clause (B)) or (D) in respect of any Person, but only if and to the extent GM is so permitted under Section 5.1(j) of the Implementation Agreement.

               (ii) Each party agrees that it will, and will cause its Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction. EchoStar acknowledges that prior to the date of this Agreement, GM and Hughes have solicited or caused to be solicited by their respective financial advisors indications of interest and proposals for a Competing Transaction.

          (h) Additional Agreements. Each of the parties hereto will comply in all material respects with Applicable Law in connection with its execution, delivery and performance of the Hughes Transaction Agreements and the EchoStar Transaction Agreements and the transactions contemplated thereby.

          (i) Blue Sky. Each of the parties hereto will use commercially reasonable efforts to obtain prior to the Merger Effective Time all necessary United States or foreign blue sky or similar securities law permits and approvals required to permit the distribution of the shares of Hughes Class A Common Stock and Hughes Class B Common Stock to be issued in accordance with the provisions of this Agreement.

          (j) Stock Options. Other than grants of stock options (i) to individuals who are hired or are promoted on or after the date hereof, (ii) after prior notice by EchoStar or Hughes to the chief executive officer of the other party describing special circumstances, to employees affected by such circumstances, and (iii) to acquire not more than 3,000,000 shares of PanAmSat's common stock, in each case which are made in the ordinary course of business consistent with past practice and which will not accelerate in vesting or exercisability as a result of or in connection with the transactions contemplated by this Agreement as a result of a termination of employment of such person), none of the parties hereto shall grant or cause to be granted any options to acquire any GM Class H Common Stock or any capital stock of EchoStar, Hughes, PanAmSat or their respective Subsidiaries to any Person from and after the date of this Agreement until the Merger Effective Time.

          (k) The Merger Financing. As soon as reasonably practicable following the date of this Agreement, EchoStar and Hughes shall use commercially reasonable efforts to (i) finalize and enter into a Merger Financing Agreement which reflects, in all material respects, the terms and conditions in the Merger Commitment Letter, and (ii) at or immediately prior to the Spin-Off Effective Time (as defined in the Implementation Agreement), consummate the Merger Financing in accordance with the Merger Financing Agreement and/or, subject to the limitation set forth in Section 5.2(a)(i), with the proceeds from one or more private placements or public offerings of debt or equity securities of EchoStar. Subject to the remainder of this Section 5.1(k), EchoStar shall control the terms and negotiation of the Merger Financing Agreement. Notwithstanding anything to the contrary contained herein, the parties agree that all material terms of the Merger Financing Agreement shall be reasonably acceptable to Hughes (and Hughes agrees not to object to the commercial pricing terms of such Merger Financing Agreement or to any other terms that are consistent with the terms of the Merger Commitment Letter). EchoStar shall (x) keep Hughes apprised of all material developments in respect of the Merger Financing, and (y) promptly provide Hughes with copies of all drafts of documents or other material correspondence related to the Merger Financing and, with respect to such draft documents, provide Hughes and its advisors with a reasonable opportunity to comment on all drafts of such documents. Each of Hughes and EchoStar shall use commercially reasonable efforts to assist in obtaining the Merger Financing, including by (1) making available to the other party and the lenders in the Merger Financing and their representatives, personnel, documents and information of such party and its Subsidiaries, as may be reasonably requested by the other party to facilitate the negotiation and consummation of the Merger Financing (including in connection with the due diligence investigation by such lenders and the preparation of business plans and the development of covenants) and (2) cooperating with the other party in the negotiation of the Merger Financing Agreement and, in connection with the closing of the Merger or the GM Transactions, as the case may be, entering into security, guarantee and similar agreements, effective prior to or upon the Spin-Off Effective Time as may be required by the Merger Financing Agreement or reasonably requested by the other party for purposes of consummating the Merger Financing in accordance with the Merger Financing Agreement; provided, that nothing in this Section 5.1(k) shall require Hughes to modify its business plans or otherwise alter in any material respect the manner in which it conducts its business.

          (l) DirecTV Name. From and after the Merger Effective Time, the DirecTV name shall be the brand adopted by the Surviving Corporation and those of its Subsidiaries which are in the direct-to-home satellite television business.

          (m) Non-Disparagement. From and after the date of this Agreement, each party hereto agrees that it and its Subsidiaries and affiliates shall not disparage or in any way portray the other party or the other party's Subsidiaries or affiliates or any of such Person's products, services or trade names, either directly or indirectly, in the form of oral statements, written statements, electronic communications or otherwise, in a negative light. In furtherance thereof, neither party nor any of such party's Subsidiaries or affiliates shall make, direct others to make, suggest to others to make or otherwise directly or indirectly cause or assist others to make disparaging, false or misleading statements (whether in the form of oral statements, written statements, electronic or other communications), or engage in misleading conduct regarding the other party or the other party's Subsidiaries or affiliates or any of such Person's products, services or trade names. Notwithstanding the foregoing, nothing in this Section 5.1(m) shall limit any party's ability to continue to compete with the other party.

          (n) No Announcement Regarding Surviving Platform. From and after the date of this Agreement, without the prior written consent of the other party, each party hereto agrees that it and its Subsidiaries and affiliates shall not make, nor shall any of them direct others to make or suggest to others to make, directly or indirectly, any public statements regarding which party's direct-to-home platform will be utilized following consummation of the Merger. In any case, the parties agree that the surviving platform will be MPEG2/DirecTV compatible .

          (o) Affiliates. Prior to the Merger Effective Time, each party shall deliver to the other party a list (the "Affiliate List") identifying all Persons who are, in the good faith judgment of such party, "affiliates" of such party for purposes of Rule 145 of the Securities Act. Each party shall use commercially reasonable efforts to deliver or cause to be delivered to the other party, prior to the Merger Effective Time, an agreement (in the form of Exhibit G attached hereto) executed by each Person listed on the Affiliate List and executed by each Person who becomes an "affiliate" of such party for purposes of Rule 145 of the Securities Act after delivery of the Affiliate List.

          (p) Employment Agreement. EchoStar and the Chief Executive Officer of EchoStar shall enter into an Employment Agreement, to become effective at the Merger Effective Time, on terms to be agreed upon by such Chief Executive Officer and the Chief Executive Officer of Hughes, provided that the terms shall be ratified by the independent directors of the Board of Directors of the Surviving Corporation.

          Section 5.2.  Covenants of EchoStar.

          (a) Conduct of EchoStar's Operations. During the period from the date of this Agreement to the Merger Effective Time, except as expressly contemplated by the EchoStar Transaction Agreements and the transactions expressly contemplated thereby, EchoStar shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations in the ordinary course, consistent with past practices, and use commercially reasonable efforts to maintain and preserve their business organizations and their material rights and franchises and to retain the services of the officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, including by continuing to compete with Hughes and its Subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Merger Effective Time, except as expressly contemplated by the EchoStar Transaction Agreements, EchoStar shall not and shall cause its Subsidiaries not to, except as otherwise set forth in
Section 5.2(a) of the EchoStar Disclosure Schedule, without the prior written consent of Hughes:

               (i) do or effect any of the following actions with respect to EchoStar's or any of its Subsidiaries securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any Person any right or option to acquire any shares of its capital stock other than grants permitted pursuant to
     Section 5.1(j) hereof, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options and options issued after the date hereof in accordance with the terms of Section 5.1(j) of this Agreement) or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; provided, however, EchoStar and its Subsidiaries shall be permitted to issue debt securities, equity securities or convertible/exchangeable securities up to an aggregate amount of net proceeds to EchoStar of One Billion Five Hundred Million ($1,500,000,000.00) or, if the Internal Revenue Service issues to GM an AOL
     Section 355(e) Ruling (as defined in the Implementation Agreement), Two Billion Five Hundred Million ($2,500,000,000.00) (collectively, "Permitted Equity Issuances"); provided, further, however, that the entire net proceeds of any and all Permitted Equity Issuances shall be held directly by EchoStar (rather than any Subsidiaries of EchoStar) at the Merger Effective Time;

               (ii) take any action to intentionally and improperly interfere with Hughes' or its Subsidiaries' existing contractual or economic relationships or with their suppliers, equipment manufacturers, dealers and retailers by encouraging or inducing such Persons not to perform their existing contracts with or otherwise conduct business with Hughes or its Subsidiaries;

               (iii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any amount of EchoStar's or any of its Subsidiaries property or assets that is material to EchoStar and its Subsidiaries, taken as a whole, other than in the ordinary course of business, consistent with past practice;

               (iv) make or propose any changes in its certificate of incorporation or by-laws (or equivalent organizational documents);

               (v) merge or consolidate with any other Person, or acquire assets or capital stock of any other Person which are material to EchoStar and its Subsidiaries taken as a whole, or enter into any confidentiality agreement with any Person with respect to any such transaction;

               (vi) create any Subsidiaries which are material to EchoStar and its Subsidiaries taken as a whole and which are not, directly or indirectly, wholly-owned by EchoStar;

               (vii) except for the adoption of a Plan providing for grants of options to acquire EchoStar Class B Common Stock and the entering into an employment agreement with the EchoStar Controlling Stockholder pursuant to
     Section 5.1(p) hereof, enter into or modify any EchoStar Plan or other employment, severance, change in control, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee of EchoStar or its Subsidiaries, other than entering into or extending any employment agreement, payment of severance or termination benefits or increases in salary, bonus, compensation or benefits granted in the ordinary course of business consistent with past practice, except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

               (viii) except as may be required by Applicable Law or by accounting principles, change any method or principle of accounting in a material manner that is inconsistent with past practice;

               (ix) take any action that would reasonably be expected to result in the representations and warranties set forth in Article 3 becoming false or inaccurate such that the condition set forth in Section 6.2(a) would fail to be satisfied;

               (x) enter into or carry out any other transaction which is material to EchoStar and its Subsidiaries, taken as a whole, other than in the ordinary and usual course of business;

               (xi) take any action which could reasonably be expected to adversely affect or delay the ability of any parties hereto to obtain any approval of any Governmental Authority required to consummate the transactions contemplated hereby;

               (xii) except as specifically permitted in the Implementation Agreement, amend the EchoStar Transaction Agreements to which Hughes is not a party; or

               (xiii) agree in writing or otherwise to take any of the foregoing actions.

          (b) Notification of Certain Matters. EchoStar shall give prompt notice to Hughes of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of EchoStar contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Merger Effective Time, (ii) any material failure of EchoStar to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any EchoStar Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.2(b) shall not limit or otherwise affect the remedies available hereunder to Hughes.

          (c) Preparation and Filing of the EchoStar Information Statement. EchoStar shall comply with Section 14(c) of the Exchange Act with respect to the EchoStar Information Statement (as defined in the Implementation Agreement) in accordance with the provisions of the Implementation Agreement.

          (d) Permit Matters. During the period from the date of this Agreement to the Merger Effective Time, EchoStar shall and shall cause its Subsidiaries to (i) take all actions necessary to maintain and preserve the EchoStar Permits and (ii) refrain from taking any action that would give the FCC or any other Governmental Authority with jurisdiction reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any EchoStar Permits, except where the failure to take such action, or the taking of such action, as the case may be, could not reasonably be expected to have a EchoStar Material Adverse Effect.

          (e) EchoStar Notes. EchoStar shall, on or prior to the date that is 210 days after the date hereof either (i) use commercially reasonable efforts to cause the indentures (the "EchoStar Indentures") relating to the debt instruments of EchoStar and its Subsidiaries listed on Section 5.2(e) of the EchoStar Disclosure Schedule (the "EchoStar Notes") to be amended to provide that the consummation of the Merger and the other transactions contemplated by the EchoStar Transaction Agreements will not constitute a "Change in Control" under such EchoStar Indentures, or (ii) obtain additional committed financing, on terms and conditions reasonably acceptable to Hughes, sufficient in amount to refinance all of the indebtedness outstanding under those EchoStar Indentures to which an amendment to the "Change in Control" provision was not obtained. Notwithstanding the foregoing, in lieu of soliciting such consent or obtaining such additional financing, EchoStar may, not later than 210 days after the date hereof, present to Hughes a plan (a "Plan"), taking into account the prevailing market for the EchoStar Notes, designed so that at and after the Merger Effective Time, the Surviving Corporation and its Subsidiaries would not be in breach of their obligations under the EchoStar Indentures and would be able to comply with their obligations under the terms of each EchoStar Indenture. Hughes agrees to consider the Plan in good faith and notify EchoStar within 15 Business Days of receiving the Plan as to whether EchoStar may implement the Plan. If Hughes agrees that EchoStar may implement the Plan, EchoStar shall as soon as practicable thereafter implement the Plan. If Hughes does not agree that EchoStar may implement the Plan, EchoStar shall promptly, and in any event within 20 Business Days thereafter, take one of the actions described in the first sentence of this Section 5.2(e). If EchoStar determines to solicit consents as described in subsection clause (i) of this Section 5.2(e), such consents shall be solicited on reasonable and customary terms, including the offering by EchoStar of a reasonable and customary consent fee or interest payment modification in order to induce the requisite number of holders of EchoStar Notes to consent to such amendments so as to not require EchoStar to effect a "Change in Control" offer to the holders of such EchoStar Notes.

               Section 5.3.  Covenants of Hughes.

               (a) Conduct of Hughes' Operations. During the period from the date of this Agreement to the Merger Effective Time, except (i) with respect to the consummation of the GM Transactions (including the distribution, if any, by Hughes of a $4,200,000,000 note to GM or an affiliate thereof), (ii) as expressly contemplated by the Hughes Transaction Agreements and the transactions expressly contemplated thereby, (iii) for any redemption of any shares of Series A Preferred Stock in connection with the conversion, redemption or cancellation of the GM Series H Preference Stock in accordance with the terms of the Certificate of Designations relating to the GM Series H Preference Stock, (iv) for any roll up transactions with respect to Hughes' DBS business in Latin America substantially in accordance with Section 5.3(a) of the Hughes Disclosure Schedule, and (v) for the sale or refinancing of the PanAmSat Note (as defined in the GM/Hughes Separation Agreement), Hughes shall and shall cause its Subsidiaries (other than PanAmSat and HSSL and their Subsidiaries) to, and shall use commercially reasonable efforts to cause PanAmSat and HSSL to, conduct their businesses and operations in the ordinary course, consistent with past practice, and shall use their commercially reasonable efforts to maintain and preserve their business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, including by continuing to compete with EchoStar. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Merger Effective Time, except (i) with respect to the consummation of the GM Transactions, (ii) as expressly contemplated by the Hughes Transaction Agreements and the transactions contemplated thereby, (iii) the sale or refinancing of the PanAmSat Note, (iv) for any roll up transactions with respect to Hughes' DBS business in Latin America substantially in accordance with
Section 5.3(a) of the Hughes Disclosure Schedule, or (v) as otherwise set forth in Section 5.3(a) of the Hughes Disclosure Schedule, Hughes shall not and shall cause its Subsidiaries (other than PanAmSat and HSSL and their Subsidiaries) not to, and shall use commercially reasonable efforts to cause PanAmSat and HSSL and their Subsidiaries not to, without the prior written consent of EchoStar:

                    (i) do or effect any of the following actions with respect to Hughes' or any of its Subsidiaries' securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any Person any right or option to acquire any shares of its capital stock other than grants in accordance with the provisions of Section 5.1(j) hereof, (D) except with respect to the issuance of Hughes Preference Stock in connection with the Greater Spinco Preference Share Exchange (as defined in the Implementation Agreement), issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options and options issued after the date hereof in accordance with the terms of Section 5.1(j) of this Agreement) or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                    (ii) take action to intentionally and improperly interfere with EchoStar's or its Subsidiaries' existing contractual economic relationships or with their suppliers, equipment manufacturers, dealers and retailers by encouraging or inducing such Persons not to perform their existing contracts with or otherwise conduct business with EchoStar or its Subsidiaries;

                    (iii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any amount of Hughes or any of its Subsidiaries' property or assets that is material to Hughes and its Subsidiaries, taken as a whole, other than in the ordinary course of business, consistent with past practice;

                    (iv) make or propose any changes in its certificate of incorporation or by-laws (or equivalent organizational documents);

                    (v) merge or consolidate with any other Person or acquire assets or capital stock of any other Person which are material to Hughes and its Subsidiaries, taken as a whole or enter into any confidentiality agreement with any Person with respect to any such transaction;

                    (vi) create any Subsidiaries which are material to Hughes and its Subsidiaries taken as a whole and which are not, directly or indirectly, wholly owned by Hughes;

                    (vii) enter into or modify any Hughes Plan or other employment, severance, change in control, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee of Hughes or its Subsidiaries, other than pursuant to the Employee Matters Agreement, payment of severance or termination benefits or increases in salary, compensation or benefits granted in the ordinary course of business consistent with past practice or as provided for in the Employee Matters Agreement contemplated by the GM/Hughes Separation Agreement, except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

                    (viii) except as may be required by Applicable Law or by accounting principles, change any method or principle of accounting in a material manner that is inconsistent with past practice;

                    (ix) take any action that would reasonably be expected to result in the representations and warranties set forth in Article 4 becoming false or inaccurate such that the condition set forth in Section 6.3(a) would fail to be satisfied;

                    (x) enter into or carry out any other transaction which is material to Hughes and its Subsidiaries, taken as a whole, other than in the ordinary and usual course of business;

                    (xi) take any action which could reasonably be expected to adversely affect or delay the ability of any parties hereto to obtain any approval of any Governmental Authority required to consummate the transactions contemplated hereby;

                    (xii) except as specifically permitted in the Implementation Agreement, amend the Hughes Transaction Agreements to which EchoStar is not a party; or

                    (xiii) agree in writing or otherwise to take any of the foregoing actions.

For purposes of this Agreement, the obligation of Hughes to use commercially reasonable efforts to cause PanAmSat or HSSL to take or not take any action shall require only that Hughes (i) vote the shares it owns in PanAmSat and HSSL on any matter submitted by PanAmSat and HSSL, as applicable, for approval of its respective stockholders, (ii) request that PanAmSat and HSSL act in a manner consistent with the provisions of this Agreement and (iii) request that any employees of Hughes who serve as members of the Board of Directors of PanAmSat or HSSL vote on matters submitted to the Board of Directors of PanAmSat or HSSL, as applicable, to the extent that so voting would be considered by them to be in the best interests of PanAmSat or HSSL, as applicable, and its respective stockholders and otherwise consistent with their fiduciary duties as directors.

               (b) Notification of Certain Matters. Hughes shall give prompt notice to EchoStar of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of Hughes contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Merger Effective Time, (ii) any material failure of Hughes to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder and (iii) any Hughes Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.3(b) shall not limit or otherwise affect the remedies available hereunder to EchoStar.

               (c) Hughes Boards, Committees and Officers. Hughes shall take all appropriate action such that, at the Merger Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairpersons thereof) and certain officers of Hughes (as indicated on Exhibit H) shall be as set forth on Exhibit H until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit H or until their respective successors are duly appointed or elected and qualified, as the case may be. On or prior to the Merger Effective Time, the Management Transition Committee referred to in Section 1.6 hereof may designate, with the unanimous approval of the members of the Management Transition Committee, additional officers who shall be added to Exhibit H, provided, that appointment of such additional officers must be approved by the Board of Directors of the Surviving Corporation after the Merger Effective Time. If any officer listed on or appointed in accordance with Exhibit H ceases to be a full-time employee of Hughes or EchoStar prior to the Merger Effective Time, or if any director, committee member or committee chairman listed or designated on Exhibit H is not available to serve as such at the Merger Effective Time, the parties hereto shall, except as otherwise provided in Exhibit H, choose another individual to serve in such individual's stead. On or prior to the Merger Effective Time, Hughes, to the extent necessary, shall deliver to EchoStar evidence of the resignations of the directors of Hughes not so designated to be continuing to serve as directors of Hughes after the Merger Effective Time, such resignations to be effective as of the Merger Effective Time.

               (d) Permit Matters. During the period from the date of this Agreement to the Merger Effective Time, Hughes shall and shall cause its Subsidiaries to (i) take all actions necessary to maintain and preserve the Hughes Permits and (ii) refrain from taking any action that would give the FCC or any other Governmental Authority with jurisdiction reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any Hughes Permits, except where the failure to take such action, or the taking of such action, as the case may be, could not reasonably be expected to have a Hughes Material Adverse Effect.

          (e) Certain Matters with respect to Indian Entities. Notwithstanding anything to the contrary contained herein or in any other Hughes Transaction Agreement, nothing in any of such agreements shall permit EchoStar or any other Person, at any time prior to the Merger Effective Time, to (A) appoint or influence the appointment of any officers or directors of HSSL or HTIL, (B) control, direct or influence the management or policy decisions of HSSL or HTIL, or (C) engage in any other activity or exercise any other rights that would result in an assumption or change of control of HSSL or HTIL. For purposes of this Section 5.3(e) "control" shall have the meaning specified in the Securities and Exchange Board of India (Substantial Acquisition of Shares & Takeovers) Regulations 1997.

          (f)  Indemnification; Directors' and Officers' Insurance.

               (i) From and after the Merger Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of EchoStar and each of its Subsidiaries, and each person appointed by EchoStar to serve as director on another corporation's board of directors (when acting in such capacity), determined as of the Merger Effective Time (the "EchoStar Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that EchoStar would have been permitted under Nevada law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such person (and Merger shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Nevada law and EchoStar's articles of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

               (ii) Any EchoStar Indemnified Party wishing to claim indemnification under paragraph (i) of this Section 5.3(f), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such EchoStar Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Merger Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such EchoStar Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such EchoStar Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the EchoStar Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the EchoStar Indemnified Parties, the EchoStar Indemnified Parties may retain one counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the EchoStar Indemnified Parties promptly as statements therefor are received, (ii) the EchoStar Indemnified Parties will cooperate in the defense of any such matter and
     (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any EchoStar Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such EchoStar Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any EchoStar Indemnified Party, then the Surviving Corporation and the EchoStar Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

               (iii) For a period of six years after the Merger Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering the EchoStar Indemnified Parties for all applicable incidents, acts or omissions occurring prior to the Merger Effective Time, regardless of when, and occurring after the Merger Effective Time until the six year anniversary of the Merger Effective Time. Such insurance coverage shall be no less favorable to the EchoStar Indemnified Parties in coverage or amount than the greater of (A) the insurance coverage in effect for the Surviving Corporation's officers and directors at the Spin-Off Effective time and (B) the insurance coverage in effect for EchoStar's officers and directors as of the date hereof. The term "coverage" as used in the Section 5.3(f) shall be deemed to include all excess coverage.

               (iv) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

               (v) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the EchoStar Indemnified Parties, their heirs and their representatives.

          (g) Supplemental Indentures and Registration Rights Regarding Certain EchoStar Notes. Hughes shall execute and deliver at the Merger Effective Time supplemental indentures in order to assume the obligations of EchoStar under the indentures relating to the debt instruments of EchoStar and its Subsidiaries listed on Schedule 5.3(g) of the EchoStar Disclosure Schedule, in each case in accordance with the applicable EchoStar indenture. In addition, the Surviving Corporation shall assume the obligations of EchoStar and its Subsidiaries under those registration rights agreements set forth in Section 5.3(g) of the EchoStar Disclosure Schedule.

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

                                   ARTICLE 6

                                  CONDITIONS

          Section 6.1. Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of each and all of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or Governmental Authority of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act and any similar law of foreign jurisdictions shall have expired or been terminated and all approvals of, or filings with, any Governmental Authority (other than the FCC) required to consummate the transactions contemplated hereby shall have been obtained or made, other than approvals and filings, the failure to obtain or make which, in the aggregate, are not reasonably likely to have a Combined Companies Material Adverse Effect. For the purposes of this Agreement, a "Combined Companies Material Adverse Effect" means an event, change, circumstance or effect that has had or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities or financial condition of Hughes, EchoStar and their respective Subsidiaries, taken as a whole, assuming consummation of the Merger, other than events, changes, circumstances or effects that arise out of or result from (w) economic factors affecting the economy or financial markets as a whole or generally affecting the direct broadcast satellite industry, (x) the Hughes Recapitalization, the Spin-Off and the GM Debt/Equity Exchanges, (y) the announcement of the execution of the this Agreement and the other agreements contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees) and (z) any and all actions taken by Hughes or EchoStar pursuant to Section 5.1(b) hereof and the effects thereof.

          (c) All material orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.1(b) has been the cause of, or shall have resulted in, the failure to obtain such consent or approval or action.

          (d) The GM Transactions (including the GM Charter Amendment, the Hughes Recapitalization and the Spin-Off) shall have been consummated in accordance with the terms contemplated by the Hughes Transaction Agreements and the GM Transaction Agreements; provided, however, that the consummation of any Debt/Equity Exchange shall not be a condition to Closing.

          (e) All of the conditions to the consummation of the Merger Financing shall have been satisfied and the parties shall be prepared to consummate the Merger Financing immediately following the Merger Effective Time.

          (f) The shares of Hughes Class A Common Stock to be issued pursuant to the Merger and the shares of Hughes Class C Common Stock outstanding immediately prior to the Merger Effective Time shall have been approved for listing on the NYSE or approved for quotation on Nasdaq, subject to official notice of issuance.

          (g) The GM Registration Rights Agreement (as defined in the Implementation Agreement) and the EchoStar Controlling Stockholder Registration Rights Agreement (as defined in the Implementation Agreement) have been entered into and shall be in full force and effect; provided, however, that the provisions of this Section 6.1(g) shall not be available to any party if such party's failure to enter into a contract has been the cause of, or shall have resulted in, the failure to enter into these agreements;

          (h) The Surviving Corporation would be permitted to issue, immediately following the Merger Effective Time, capital stock of the Surviving Corporation having an aggregate fair market value that is at least equal to the Minimum Amount (as defined below), without such issuance resulting in a breach of Section 6.2(a) or Section 6.2(c) of the Implementation Agreement (without regard to whether GM shall have determined that such issuance would not jeopardize the Tax-Free Status of the Spin-Off (as defined in the Implementation Agreement) pursuant thereto), it being understood that the determination of the amount of capital stock of the Surviving Corporation that may be so issued:

          (i) shall take into account (A) all capital stock of the Surviving Corporation that is outstanding after giving effect to the consummation of the Hughes Recapitalization and the Merger, and (B) all options or rights to acquire, and securities that are convertible into or exchangeable for, capital stock of the Surviving Corporation that are outstanding after giving effect to the consummation of the Hughes Recapitalization and the Merger (whether or not such options or rights or conversion or exchange features are then exercisable or are contingent on the occurrence or non-occurrence of a future event), to the extent that the acquisition of capital stock thereunder would be presumed under Section 6.2(g) of the Implementation Agreement to be part of a Section 355(e) Plan (as defined in the Implementation Agreement) or otherwise reasonably would be expected to be treated as part of a Section 355(e) Plan that includes the Spin-Off;

          (ii) shall give effect to the presumptions set forth in Section 6.2(g) of the Implementation Agreement and, in addition, shall be based on (A) the assumption that the Surviving Corporation shall issue the Assumed PanAmSat Minority Share Consideration (as defined below) and (B) the conclusive presumption that the acquisition of the Assumed PanAmSat Minority Share Consideration would be treated as part of a Section 355(e) Plan that includes the Spin-Off; and

          (iii) shall be based on the assumptions that, immediately after the Merger Effective Time: (A) Hughes Class C Common Stock has a fair market value per share equal to the Recapitalization Price; (B) Hughes Class A Common Stock has a fair market value per share equal to the Recapitalization Price, unless the Recapitalization Price is less than the product of (1) the Average Price (as defined below) of a share of EchoStar Class A Common Stock and (2) the Class A Exchange Ratio, in which case the Hughes Class A Common Stock shall have a fair market value per share equal to such product; (C) Hughes Class B Common Stock has a fair market value per share determined on the basis of the advice of an investment banking firm selected by GM and reasonably satisfactory to EchoStar; and (D) Hughes Preference Stock has a fair market value equal to the product of (1) the number of shares of Hughes Common Stock into which such Hughes Preference Stock would convert pursuant to the mandatory conversion provision thereof if the Current Market Price (as defined in the Certificate of Designation of the GM Series H Preference Stock) were equal to the Recapitalization Price and (2) the Recapitalization Price.

          For purposes of this Section 6.1(h):

               (v) "Assumed PanAmSat Minority Share Consideration" shall mean
          (1) that number of shares of Hughes Class C Common Stock that the parties hereto estimate reasonably could be expected to be issued in consideration for the securities of PanAmSat that are issued and outstanding as of the Spin-Off Effective Time and not owned by the Surviving Corporation or an affiliate thereof, or (2) if the parties cannot so agree to such an estimate, a number of shares of Hughes Class C Common Stock having an aggregate fair market value equal in amount to 105% of the aggregate fair market value of the PanAmSat common stock, and other securities of PanAmSat (excluding employee stock options) that reasonably could be expected to be acquired for capital stock of the Surviving Corporation, in each case that are issued and outstanding as of the Spin-Off Effective Time and not owned by the Surviving Corporation or an affiliate thereof, which (A) in the case of the outstanding shares of common stock of PanAmSat shall be equal to the product of the Average Price of a share of such PanAmSat common stock and the number of shares of PanAmSat common stock issued and outstanding as of the date of the Spin-Off Effective Time and not owned by the Surviving Corporation or an affiliate thereof and (B) in the case of any other securities of PanAmSat shall be determined on the basis of the advice of an investment banking firm selected by GM and reasonably satisfactory to EchoStar.

               (w) "Average Price" of a share of capital stock of an issuer shall mean the average (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the Volume Weighted Average Trading Prices (as defined below) of such share of capital stock of such issuer for each of the five (5) consecutive trading days (or, if less, the number of trading days following the Regulatory Approval Date (as defined in the Separation Agreement) and before the Spin-Off Effective Time (as defined in the Implementation Agreement)) ending on and including the trading day immediately prior to the date of the Spin-Off Effective Time.

               (x) "Minimum Amount" shall be equal to the excess of (x) $1,000,000,000 (One Billion Dollars) over (y) the fair market value of the capital stock of Hughes into which the Interim EchoStar Stock would convert at the Merger Effective Time; provided, however, that the Minimum Amount shall not be less than $250,000,000 (Two Hundred Fifty Million Dollars).

               (y) "Interim EchoStar Stock" shall mean (1) capital stock of EchoStar issued on or after the date hereof and prior to the Merger Effective Time and (2) capital stock of EchoStar that would be issued upon the exercise, conversion or exchange of options or rights to acquire, or securities that are convertible into or exchangeable for, capital stock of EchoStar or any successor entity thereto (whether or not such options or rights or conversion or exchange features are then exercisable or are contingent on the occurrence or non-occurrence of a future event), to the extent that (A) such options, rights or securities are issued on or after the date hereof and prior to the Merger Effective Time and (B) the acquisition of capital stock thereunder would be presumed under Section 6.2(g) of the Implementation Agreement to be part of a Section 355(e) Plan or otherwise reasonably would be expected to be treated as part of a
          Section 355(e) Plan with the Spin-Off.

               (z) "Volume Weighted Average Trading Price" means, with respect to a share of capital stock of an issuer on any trading day (defined as 9:30 a.m. through 4:30 p.m., Eastern Time), the weighted average of the reported per share prices at which transactions in such share of stock of such issuer are executed on the Nasdaq Stock Market during such trading day (weighted based on the number of such shares traded of such issuer, as such weighted average price appears on the Bloomberg screen "Volume at Price" page for such shares of capital stock of such issuer).

          Section 6.2. Conditions to Obligations of Hughes. The obligations of Hughes to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
Hughes:

          (a)   The representations and warranties of EchoStar set forth in
Article 3 herein shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) could not reasonably be expected to result in a, and have not resulted in a continuing, Combined Companies Material Adverse Effect; provided, however, that any and all actions taken by EchoStar pursuant to Section 5.1(b) and the effects thereof on the representations and warranties of EchoStar set forth in Article 3 shall be ignored for purposes of this Section 6.2(a).

          (b) EchoStar shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Merger Effective Time.

          (c) EchoStar shall have furnished Hughes with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) EchoStar shall have taken one of the actions contemplated by the first sentence of Section 5.2(e) hereof or the Plan shall have been implemented as contemplated thereby.

          (e) Hughes shall have received the Tax Opinion of Weil, Gotshal & Manges LLP, counsel to Hughes, substantially in the form attached hereto as Exhibit C, on the basis of facts, representations and assumptions stated therein as of the Merger Effective Time, to the effect that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, it being understood that in rendering the Tax Opinion, such tax counsel shall be entitled to rely upon, among other things, representations of officers of EchoStar and Hughes and of the

EchoStar Controlling Stockholder substantially in the form of Exhibits D, E and F attached hereto and assumptions deemed necessary by such tax counsel.

          Section 6.3. Conditions to Obligations of EchoStar. The obligation of EchoStar to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
EchoStar:

          (a)   The representations and warranties of Hughes set forth in
Article 4 herein shall be true and correct as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) could not reasonably be expected to result in a, and have not resulted in a continuing, Combined Companies Material Adverse Effect; provided, however, that any and all actions taken by Hughes pursuant to Section 5.1(b), and the effects thereof on the representations and warranties of Hughes set forth in Article 4 shall be ignored for purposes of this Section 6.3(a).

          (b) Hughes shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Merger Effective Time.

          (c) Hughes shall have furnished EchoStar with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) EchoStar shall have received the Tax Opinion of Sullivan & Cromwell, special counsel to EchoStar, substantially in the form attached hereto as Exhibit B, on the basis of facts, representations and assumptions stated therein as of the Merger Effective Time, to the effect that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, it being understood that in rendering the Tax Opinion, such tax counsel shall be entitled to rely upon, among other things, representations of officers of EchoStar and Hughes and of the EchoStar Controlling Stockholder substantially in the form of Exhibits D, E and F attached hereto and assumptions deemed necessary by such tax counsel.

          (e) The representations and warranties of GM set forth in Article 2 of the Implementation Agreement shall be true and correct as of the date hereof and at and as of the closing date as though made on and as of the closing date (except for representations and warranties made as of a specified date, which need to be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) could not reasonably be expected to result in a, or have not resulted in a continuing, Combined Companies Material Adverse Effect or a material adverse effect on EchoStar's or Hughes' ability to consummate the transactions contemplated by the EchoStar Transaction Agreements or the Hughes Transaction Agreements;

          (f) GM shall have performed in all material respects all of its obligations under the Implementation Agreement to be performed by it at or prior to the Spin-Off Effective Time (as defined in the Implementation Agreement).

          (g) GM shall have furnished EchoStar with a certificate dated the closing date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(e) and (f) have been satisfied.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

          Section 7.1. Termination. This Agreement may be terminated at any time prior to the Merger Effective Time by written notice delivered by the terminating party to the other parties:

          (a) by mutual written consent duly authorized by the respective Boards of Directors of Hughes and EchoStar;

          (b)   by either Hughes or EchoStar if:

                (i) (A) any permanent injunction or other order of a court of competent jurisdiction or other competent Governmental Authority preventing the consummation of the Merger, (1) in an action brought by a federal, state or local Governmental Authority under the Antitrust Laws of the United States or FCC Regulations, shall have become final and nonappealable, (2) in an action brought by a foreign Governmental Authority under Antitrust Laws, shall have become final and nonappealable or (3) in an action brought by any other Person (other than a Governmental Authority) under the Antitrust Laws or FCC Regulations, shall have become final and nonappealable; or (B) any permanent injunction or other order of a court of competent jurisdiction or other competent Governmental Authority preventing the consummation of the Merger, other than in an action brought under the Antitrust Laws or FCC Rules, shall have become final and nonappealable;

                (ii) the Merger shall not have been consummated before January 21, 2003 (the "Outside Date"), provided that (A) if all conditions to Closing set forth in Article 6 have been satisfied or waived on or prior to such date (other than those contained in Sections 6.1(b) and 6.1(c) and any of such conditions that by their nature are to be fulfilled at the Closing) and the Department of Justice or Federal Trade Commission has, prior to the Outside Date, agreed with EchoStar and Hughes to enter into to a consent decree or other settlement permitting the consummation of the Merger, then the Outside Date shall be extended to the Second Business Day immediately following the date such consent decree or other settlement is filed in court (but in no event later than five (5) Business Days following the Outside Date), at which time, the parties shall consummate the Merger in accordance with Section 1.2; or (B) such period shall be extended by the Boards of Directors of both Hughes and EchoStar (provided that the right to terminate this Agreement under any provision of this Section 7.1(b)(ii) shall not be available to any party whose failure (or whose affiliate's failure, which in the case of Hughes shall include GM) to perform any material covenant or obligation under this Agreement or the other Transaction Agreements has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                (iii) provided that there shall have occurred either a duly held meeting of the GM common stockholders (including any adjournment or postponement thereof) at which a vote was taken or a solicitation of the written consent of the GM common stockholders in accordance with the DGCL, the GM Transactions fail to receive the Requisite Stockholder Approval either by reason of a negative vote of the GM common stockholders or by reason of a Consent Solicitation Failure. For the purposes of this Agreement, a "Consent Solicitation Failure" means the failure to receive the Requisite Stockholder Vote because written consents signed by a sufficient number of holders within sixty (60) days of the earliest dated consent delivered in the manner required by Section 228 of the DGCL were not obtained; unless such failure to receive such written consents shall have resulted from GM's abandonment of the consent solicitation, provided that GM shall have delivered to EchoStar a Confirmation concurrently with such abandonment and, provided, further, that the right of termination provided under this clause (iii) shall be reinstated if GM shall fail to recommence the consent solicitation as promptly as practicable after such abandonment and provided, further, that only one such abandonment of the consent solicitation (other than an abandonment by reason of an injunction granted by a Governmental Authority having competent jurisdiction) shall be permitted hereunder without giving rise to the right of termination.

          (c)   by Hughes if:

                (i) a breach by EchoStar of any representation or warranty contained in Article 3 hereof has occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of a condition set forth in Section 6.2(a) and cannot be cured by the Outside
     Date);

                (ii) a breach by EchoStar of any of the covenants or agreements contained herein has occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of a condition set forth in Section 6.2(b) and cannot be cured by the Outside Date;

                (iii) a EchoStar Material Adverse Effect which also would be, or would reasonably be expected to be, a Combined Companies Material Adverse Effect, shall have occurred and be continuing at the time of termination, and cannot be cured by the Outside Date; provided, however, that any and all actions taken by EchoStar pursuant to Section 5.1(b) and the effects thereof on the representations and warranties of EchoStar in Article 3 shall be ignored for the purposes of this Section 7.1(c)(iii);

                (iv) (A) Unless the Department of Justice or the Federal Trade Commission shall have agreed to a consent decree or other settlement approving of the Merger prior to the fifteenth Business Day before the Outside Date, the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated on or prior to the date which is fifteen (15) Business Days before the Outside Date, provided, that if the DOJ or the FTC shall have agreed to a consent decree or other settlement permitting consummation of the Merger prior to the fifteenth Business Day before the Outside Date, Hughes shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c)(iv)
     (A) unless the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated on or prior to the date which is five (5) Business Days before the Outside Date (such period of time between the fifteenth Business Day and the fifth Business Day before the Outside Date, the ("Non-Termination Period"); provided, further, that

     EchoStar shall not be entitled to terminate the Merger Agreement pursuant to any term hereof during the Non-Termination Period if EchoStar did not have such right to terminate this Agreement immediately prior to the first day of the Non-Termination Period; or (B) all material orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have not been obtained and become final on or prior to the date which is ten (10) business days before the Outside Date such that the condition in Section 6.1(c) is incapable of being fulfilled unless the DOJ or FTC shall have agreed to a consent decree or other settlement permitting consummation of the Merger prior to the fifteenth Business Day before the Outside Date, in which case all material orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have not been obtained and become final on or prior to the date which is three (3) Business Days after the date the consent decree or other settlement permitting consummation of the Merger is filed in court;

               (v) (A) a breach by EchoStar of any representation or warranty contained in the Implementation Agreement shall have occurred, which breach cannot be cured by the Outside Date, except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) could not reasonably be expected to have a material adverse impact on EchoStar's or Hughes' ability to consummate the transactions contemplated by the GM Transaction Agreements, the EchoStar Transaction Agreements or the Hughes Transaction Agreements or (B) a material breach by EchoStar of any of the covenants or agreements contained in the Implementation Agreement has occurred, which breach cannot be cured by the Outside Date;

               (vi) GM (A) shall have been notified by the IRS that the Ruling (as defined in the Implementation Agreement) has been withdrawn, invalidated or modified in an adverse manner or (B)(1) shall have been notified by the IRS, or shall have otherwise reasonably determined, on the basis of an opinion of outside tax counsel, in accordance with Section 6.1(d) of the Separation Agreement, that there is a more than immaterial possibility that the consummation of the Spin-Off will not be tax-free and
     (2) provided that the matter is capable of being resolved by a ruling by the IRS, GM and Hughes shall have been informed by the IRS that the IRS will not issue a Subsequent Ruling (as defined in the implementation Agreement) confirming the Ruling;

               (vii) (A) the Merger Financing Agreement shall not have been entered into, or the definitive terms thereof agreed, by the necessary parties thereto on or prior to the date which is one hundred eighty (180) calendar days after the date of this Agreement.

               (viii) GM shall have delivered to EchoStar a Notice of Non-Recommendation (as defined in the Implementation Agreement) pursuant to
     Section 1.2(b) of the Implementation Agreement and the right to terminate in respect of such Notice of Non-Recommendation shall not have been terminated pursuant to Section 1.2(c) or 1.2(e) of the Implementation Agreement.

               (ix) GM shall propose to enter into an agreement or arrangement with respect to a Competing Transaction after having complied with the provisions of

     Section 5.1(j)(i)(II) of the Implementation Agreement and shall have paid the Termination Fee owed pursuant to Section 7.2(b) hereof.

          (d) by EchoStar if:

               (i) GM shall have entered into any agreement or arrangement (other than a confidentiality agreement) regarding, or the Board of Directors of GM or any committee of the Board of Directors of GM shall approve or recommend, any Competing Transaction;

               (ii) a breach by Hughes of any representation or warranty contained in Article 4 hereof has occurred, which breach, in the aggregate with all other such breaches, would give rise to a failure of a condition set forth in Section 6.3(a) and cannot be cured by the Outside Date;

               (iii) a breach by Hughes of any of the covenants or agreements contained herein has occurred, which breach, in the aggregate with all other such breaches, would give rise to a failure of a condition set forth in Section 6.3(b) and cannot be cured by the Outside Date;

               (iv) a Hughes Material Adverse Effect which also would be, or would reasonably be expected to be, a Combined Companies Material Adverse Effect, shall have occurred and be continuing at the time of termination and cannot be cured by the Outside Date; provided, however, that any and all actions taken pursuant to Section 5.1(b), and the effects thereof on the representations and warranties of Hughes in Article 4 shall be ignored for the purposes of this Section 7.1(d)(iv); or

               (v) (A) a breach by GM or Hughes of any representation or warranty contained in the Implementation Agreement shall have occurred, which breach cannot be cured by the Outside Date; except to the extent that all of the breaches of such representations and warranties collectively could not reasonably be expected to have a material adverse impact on Hughes' or EchoStar's ability to consummate the transactions contemplated by the GM Transaction Agreements, the Hughes Transactions Agreements or the EchoStar Transaction Agreements; or (B) a material breach by GM or Hughes of any of the covenants or agreements contained in the Implementation Agreement has occurred, which breach cannot be cured by the Outside Date.

               (vi) GM shall have delivered to EchoStar a Notice of Non-Recommendation (as defined in the Implementation Agreement) pursuant to
     Section 1.2(b) of the Implementation Agreement (including by reason of GM having failed to provide a Confirmation (as defined in the Implementation Agreement) to EchoStar within the applicable Confirmation Period (as defined in the Implementation Agreement) pursuant to Section 1.2(d) of the Implementation Agreement) and EchoStar's right to terminate in respect of such Notice of Non-Recommendation shall not have been terminated pursuant to Section 1.2(c) or, in the case of a Notice of Non-Recommendation pursuant to Section 1.2(b) only, Section 1.2(e) of the Implementation Agreement.

          Section 7.2.  Effect of Termination; Fees and Expenses upon
Termination.

          (a) In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement, except for the provisions of Section 5.1(f), this
Section 7.2 and Sections 8.2 through 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders. Notwithstanding the foregoing, nothing in this
Section 7.2 shall relieve or release any party to this Agreement of liability for a breach of any provision of this Agreement or invalidate the provisions of the Confidentiality Agreement.

          (b) If this Agreement is terminated (A) (i) by EchoStar or Hughes pursuant to Section 7.1(b)(iii), (ii) at any time after the date of this Agreement and before such termination a Competing Transaction shall have been publicly disclosed and (iii) within fifteen months of such termination GM or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, such Competing Transaction, (B) (i) by EchoStar or Hughes pursuant to Section 7.1(b)(iii), (ii) at any time after the date hereof, a Competing Transaction shall have been publicly disclosed which Competing Transaction has not been withdrawn or abandoned at the time of such stockholder vote and (iii) within fifteen months of such termination GM or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Competing Transaction, or (C) by Hughes pursuant to Sections 7.1(c)(viii) or (c)(ix) or by EchoStar pursuant to Sections 7.1(d)(i) or (vi), then, in each case, Hughes shall pay or cause to be paid to EchoStar, in cash by wire transfer in immediately available funds to an account designated by EchoStar, (x) on the same day as the execution of a definitive agreement with respect to the referenced Competing Transaction, in the event this Agreement is terminated by EchoStar or Hughes as described in clauses (A) or (B) above, or (y) no later than one business day following such termination, in the event this Agreement is terminated by EchoStar as described in clause (C) above, and (z) concurrently with such termination in the event this Agreement is terminated by Hughes as described in clause (C) above, a termination fee and expense reimbursement in an aggregate amount equal to $600,000,000.00 (Six Hundred Million Dollars) (the "Termination Fee"), which amount shall not be subject to offset on deduction of any kind by Hughes.

          (c) If this Agreement is terminated by EchoStar pursuant to Section 7.1(b)(i)(A)(l) or by Hughes pursuant to Section 7.1(b)(i)(A)(l) or Section 7.1(c)(iv), EchoStar shall pay or cause to be paid to Hughes, in cash by wire transfer in immediately available funds to an account designated by Hughes, no later than one business day following such termination, if terminated by Hughes, or concurrently with such termination, if terminated by EchoStar, a termination fee and expense reimbursement in an amount equal to $600,000,000.00 (Six Hundred Million Dollars), which amount shall not be subject to offset or deduction of any kind by EchoStar; provided, that the payment of one-half of the Termination Fee shall not be required concurrently with such termination (and the parties may elect to resolve such dispute in accordance with Section 8.9) if Hughes' failure (or the failure of any of its Affiliates) to comply with Section 5.1(b) has been the cause of or resulted in the occurrence or non-occurrence which permitted termination under Section 7.1(b)(i)(A)(l) or 7.1(c)(iv). Notwithstanding anything to the contrary in this Section 7.2(c), if the parties have available to them, and EchoStar is willing to accept, a settlement, consent decree, stipulation or other agreement or resolution (each a "Settlement") with the Department of Justice, the Federal Trade Commission or any other Governmental Authority, but Hughes terminates this Agreement pursuant to Section 7.1(b)(i)(A)(1) or Section 7.1(c)(iv) hereof then EchoStar shall not be required to pay Hughes the termination fee described in this Section 7.2(c).

          (d) The parties hereto agree that the provisions contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Sections 7.2(b) and (c) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 7.2(b) and (c) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Sections 7.2(b) and (c) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Sections. If either party fails to pay to the other party any amounts due under Sections 7.2(b) and
(c), as applicable, in accordance with the terms hereof, the breaching party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

          (e) Any amounts not paid when due pursuant to this Section 7.2 shall bear interest from the date such payment is due until the date paid at a rate equal to LIBO plus three percent. For purposes of this Agreement, LIBO shall mean the current LIBO rate as quoted by Citibank, N.A., adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of six months.

           Section 7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided however, that no amendment shall be made which by law requires approval or authorization by the stockholders of Hughes or EchoStar, without such approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 7.4. Extension; Waiver. At any time prior to the Merger Effective Time, Hughes (with respect to EchoStar) and EchoStar (with respect to Hughes) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive or extend the time for compliance by such other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 8

                                 MISCELLANEOUS

          Section 8.1. No Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties of Hughes and EchoStar contained in this Agreement or in any certificate, document or instrument delivered in connection herewith (other than the Implementation Agreement), shall not survive the Merger Effective Time.

          Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Hughes Electronics Corporation

               200 North Sepulveda Boulevard
               El Segundo, CA 90245
               Attention: General Counsel
               Telecopy No.: (310) 456-1089

               with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY  10153
               Attention: Frederick S. Green and
                          Michael E. Lubowitz
               Telecopy No.: (212) 310-8007

               and

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL 60601
               Attention: R. Scott Falk and
                          Joseph P. Gromacki
               Telecopy No.: (312) 861-2200

          (b)  if to EchoStar Communications Corporation

               5701 South Santa Fe Drive
               Littleton, Colorado 80120
               Attention:  David K. Moskowitz, General Counsel
               Telecopy No.: (303) 723-1699

               with a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Attention: Frank J. Aquila and John J. O'Brien
               Telecopy No.: (212) 558-3588


          Section 8.3.  Interpretation; Absence of Presumption.

          (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days, (vii) all references to the word "shares" shall be deemed also to refer to fractions of shares, as the context requires, (viii) "Dollars" or "$" means United States Dollars, (ix) "cash" means Dollars in immediately available funds and (x) the phrase "the date hereof" means the date of this Agreement.

          (b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          Section 8.4. Knowledge. For purposes of this Agreement, the knowledge of (a) EchoStar and its Subsidiaries shall mean the knowledge, after due inquiry, of the senior officers of EchoStar and its Subsidiaries and (b) Hughes shall mean the knowledge, after due inquiry, of the senior officers of Hughes and its Subsidiaries.

          Section 8.5. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

          Section 8.6. Entire Agreement; Severability.

          (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

          (b) If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

          Section 8.7. Third Party Beneficiaries. Except as set forth in Section 5.3(f) hereto, the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          Section 8.8. Governing Law. Except to the extent the provisions of the NRS govern the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement has been entered into by the parties in express reliance upon 6 Del. C. Sec. 2708.

          Section 8.9. Jurisdiction. Any suit, action or proceeding seeking to enforce an provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Delaware, or any Delaware state court. Each party irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for service of legal process and (2) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)
(1) or (2) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does appoint [name] [address], as such agent. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in
Section 8.2, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

          Section 8.10. Specific Performance. Except under such circumstances as cause a termination fee to be payable pursuant to Section 7.2 by any of the parties hereto based on such breach or threatened breach, the parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

          Section 8.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that, in connection with the Financings, either party may assign all or any part of its rights under this Agreement to any Person required by such party's financing sources in order to secure such party's obligations to such financing sources. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                                  * * * * * *

     IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

                              ECHOSTAR COMMUNICATIONS CORPORATION

                              By: /s/ David K. Moskowitz
                                  --------------------------------

                              Name: David K. Moskowitz
                                    ------------------------------

                              Title: Senior Vice President, General
                                     Counsel and Secretary
                                     -----------------------------


                              HUGHES ELECTRONICS CORPORATION

                              By: /s/ Larry D. Hunter
                                  --------------------------------

                              Name: Larry D. Hunter
                                    ------------------------------

                              Title: Vice President
                                     -----------------------------